UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 9, 2009

ZST DIGITAL NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52934	20-8057756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 28, Huzhu Road
Zhongyuan District, Zhengzhou, People’s Republic of China

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 371-67716850

SRKP 18, Inc.
4737 North Ocean Drive, Suite 207, Lauderdale by the Sea, FL 33308

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

See Item 2.01, below, regarding the discussion of the Share Exchange Agreement dated December 11, 2008, as amended on January 9, 2009 (the “Exchange Agreement”), as reported in the Current Report on Form 8-K filed with the Securities Exchange Commission on December 12, 2008.  A copy of the Exchange Agreement is attached hereto as Exhibit 2.2.

See Item 2.01, below, regarding the discussion of the subscription agreements relating to the private placement of shares of our Series A Convertible Preferred Stock, a form of which is attached hereto as Exhibit 10.1.

Item 2.01   Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we”, “our”, “Company” and “ZST” refer to ZST Digital Networks, Inc., a Delaware corporation, formerly known as SRKP 18, Inc. (“SRKP 18”), World Orient Universal Limited, a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of SRKP 18 (“World Orient”), Global Asia Universal Limited, a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of World Orient (“Global Asia”), Everfair Technologies, Ltd., a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Global Asia (“Everfair”) and Zhengzhou Shenyang Technology Company Limited, a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Everfair (“Zhengzhou ZST”).  “China” or “PRC” refers to the People’s Republic of China.  “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

The corporate structure of the Company is illustrated as follows:

The Company was incorporated in the State of Delaware on December 7, 2006 and was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On January 9, 2009, the Company (i) closed a share exchange transaction, described below, pursuant to which the Company became the 100% parent of World Orient, (ii) assumed the operations of World Orient and its subsidiaries, including Zhengzhou ZST, and (iii) changed its name from SRKP 18, Inc. to ZST Digital Networks, Inc.  Zhengzhou ZST was founded in May 1996 in Zhengzhou, China.  Everfair is primarily a holding company and was founded in November 2007 in Hong Kong.  Global Asia and World Orient are primarily holding companies and were founded in August 2008 in the British Virgin Islands.

Established in 1996, the Company is principally engaged in supplying digital and optical network equipment to cable system operators in Henan Province, China.  The Company offers a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers, as well as other networking equipment.  The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises.  The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry and Information Technology (formerly the Ministry of Industry Information), “communication user cable construction enterprise qualification” issued by the Ministry of Industry and Information Technology, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties.  The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou, Gongyi, Yuanyang County, Luoning County, Neihuang County, Yinyang County, Xixia County, Kaifeng County, Nanzhao County, and Gushi County.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in Henan Province.

The Company’s corporate offices are located at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, People’s Republic of China.

PRINCIPAL TERMS OF THE SHARE EXCHANGE

On December 11, 2008, SRKP 18 entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and the shareholders of World Orient.  Pursuant to the Exchange Agreement, SRKP 18 agreed to issue an aggregate of 1,985,000 shares of its common stock to the shareholders of World Orient and/or his designees in exchange for all of the issued and outstanding shares of World Orient (the “Share Exchange”).  The Share Exchange closed on January 9, 2009.  SRKP 18 issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange but prior to the Private Placement, the Company had outstanding 9,081,390 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share.

Pursuant to the terms of the Share Exchange, the Company agreed to register a total of 2,940,000 shares of common stock and 420,000 shares of common stock issuable upon the exercise of outstanding warrants held by stockholders of SRKP 18 immediately prior to the Share Exchange.  Of the shares, 600,055 shares of common stock and 85,723 shares of common stock underlying the warrants would be covered by the registration statement filed in connection with the Private Placement (described below) and 2,339,945 shares of common stock and 334,277 shares of common stock underlying the warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the 6-month period that immediately follows the date on which the Company files the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Share Exchange, on January 9, 2009, the Company changed its corporate name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  The Company intends to apply for the listing of its common stock on the NYSE Alternext.  The transactions contemplated by the Exchange Agreement were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2008 and a copy of the Exchange Agreement is filed as Exhibit 2.2 to this Current Report on Form 8-K.

THE PRIVATE PLACEMENT

On January 9, 2009, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 1,097,500 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at $1.60 per share, for gross proceeds of approximately $1,756,000; up to $5 million of Series A Preferred Stock is being offered in the Private Placement.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.

The Company agreed to file a registration statement covering the common stock underlying the Series A Preferred Stock sold in the Private Placement within 60 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor, a form of which is attached hereto as Exhibit 10.1.  The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until 90 days after the Company’s common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Alternext, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares are released from the lock up, after which their shares will automatically be released from the lock up on a monthly basis pro rata over an 11-month period.  After commissions and expenses, the Company received net proceeds of approximately $1.77 million in the Private Placement.

Upon the final closing of the Private Placement, the placement agent will be paid a commission equal to 12% of the gross proceeds from the financing and a 4% non-accountable expense allowance, in addition to a $122,750 success fee for the Share Exchange.  Some of the controlling stockholders and control persons of the placement agent were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of the Company, including Richard Rappaport, who is the Chief Executive Officer of the placement agent and was the President and a significant stockholder of the Company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of the placement agent and was Chief Financial Officer and an officer and director prior to the Share Exchange.  Each of Messrs.  Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.

THE PURCHASE RIGHT AND SHARE AND WARRANT CANCELLATION

After the Share Exchange, we intend to offer Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting  (the “ZST Management”), a thirty (30) day right to purchase up to 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”).  Each of the shareholders and warrantholders of SRKP 18 prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “SRKP 18 Share and Warrant Cancellation”).  Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange.  Upon the full exercise of the Purchase Right, we will have issued and outstanding 17,455,000 shares of our common stock, 1,097,500 shares of Series A Preferred Stock, and warrants to purchase 420,000 shares of our common stock.

RESTRUCTURING OF THE COMPANY

Our BVI subsidiary, World Orient, was owned by non-PRC individuals.  Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting.  The Equity Purchase Agreement received approval by the Zhengzhou Municipal Bureau of Commerce on November 10, 2008 and Zhengzhou ZST filed all required applications and received all appropriate SAFE approvals from the Henan branch of SAFE.

Following the Share Exchange, we intend to offer the ZST Management, the Purchase Right described above. Assuming the full exercise of the Purchase Right, Mr. Zhong will own approximately 54.5% of our outstanding common stock (assuming the sale of the maximum number of Series A Convertible Preferred Stock offered in the Private Placement and full conversion of the maximum number of shares of Series A Convertible Preferred Stock in the Private Placement).  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Events” beginning on page 30 and “Risk Factors” beginning on page 12 below for a more complete description of the aforementioned restructuring and risks associated therewith.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

ZST’S BUSINESS

Overview

With respect to this discussion, the terms “ZST” and the “Company” refer to ZST Digital Networks, Inc. and its wholly-owned subsidiary, World Orient Universal Limited, a company organized under the laws of the British Virgin Islands (“World Orient”), Global Asia Universal Limited, a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of World Orient (“Global Asia”), Everfair Technologies, Ltd., a company organized under the laws of Hong Kong and a wholly-owned subsidiary of Global Asia (“Everfair”), and Zhengzhou Shenyang Technology Company Limited., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Everfair (“Zhengzhou ZST”).  Zhengzhou ZST and Everfair were founded in 1996 and 2007, respectively, and are based in Zhengzhou, China and Hong Kong, respectively.  Global Asia and World Orient were founded in August 2008 in the British Virgin Islands.

Established in 1996, the Company is principally engaged in supplying digital and optical network equipment to cable system operators in Henan Province, China.  The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises.  The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties.  The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou, Gongyi, Yuanyang County, Luoning County, Neihuang County, Yinyang County, Xixia County, Kaifeng County, Nanzhao County, and Gushi County.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in Henan Province.

Industry

Over the past ten years, technological advancements in the electronic industry have greatly expanded the capabilities of cable TV devices and cable systems.  Cable network devices include amplifiers, optical receivers, IPTV set-top boxes and other related products.  The popularity of these devices benefits from reductions in cost, size and weight, and improvements in functionality and reliability.

China’s consumer market for cable TV devices and electronics has been growing, due in part to the country’s rapid growing electronic industry.  Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base.  Notwithstanding China’s economic growth, China’s economic output and consumption rates are still relatively low on a per capita basis compared to developed countries.  As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of cable TV devices and electronics is expected to increase, especially with the analog to digital conversion taking place over the next several years.  According to the Report of the State Administrative of Movie and Television, as of 2007, there were over 250 million families who own television sets and over 80 million families who subscribed to cable TV service in China with 750 million and 240 million viewers respectively.  This subscriber market is growing at approximately 10% to 15% CAGR.  Owing to the extensive use of cable TV and the explosive growth of internet and broadband applications in China, the market for delivery of Internet service through cable modem or set-top box appears extremely promising in China in the near future.

Henan Province has a total population of 130 million residing in 118 counties, with over 2,500 villages and more than 10,000 administrative villages.  Of the 30 counties in Henan serviced by the Company.  According to the Report of the State Administrative of Movie and Television, there were approximately 1.5 million cable TV subscribers in 2007 and this market is expected to increase to over three million subscribers in the next 3 to 5 years.  The Henan Department of Movies and Television Broadcasting (“HDMTB”) has approved the extension of cable networks to counties and villages, with the purpose of bringing digital TV broadcasting and broadband services to the residents of Henan Province.

China has a number of benefits in the manufacture electronic devices, which are expected to drive this growth:

—	Low costs. China continues to have a significant low cost of labor as well as easy access to raw materials and land.

—	Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

—	Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing, including electronic devices.

Competitive Strengths

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies which gives us the ability to capitalize on the opportunities resulting from these market changes.  Our Chief Executive Officer, Zhong Bo, has over 15 years of experience in the design and installation of cable television systems, which we believe has been a key factor in our ability to establish long-lasting and valuable business relationships in the cable television industry.  Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, and sales and marketing.

Design capabilities and manufacturing oversight

We employ a rigorous and systematic approach to product design and manufacturing oversight.  We employ a senior design team with members educated by top colleges in China, with an average of 8 to 10 years of experience.  Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, domestic research institutions and our key core suppliers.  We can rapidly modify our design function to accommodate new customer requests, designs and specifications.  We subcontract all manufacturing on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs.  We also achieve quality control over products manufactured under our contract manufacturing arrangements by sending our technicians on site to supervise the production and testing of our products.  The use of this model allows us to focus substantially all of our resources on determining customer requirements and on the design, development and support of our products.

Well-established distribution channels

We sell our products through a well-established network of distributors and resellers which allows us to access the customer markets of Henan province as well as other markets in China.  We have distributors throughout Henan, and in other key provinces in China.  We attended various trade fairs for electronic products, including China Hi-tech Fair (Shenzhen), Canton Fair, Hong Kong Electronics Fair and International CES Las Vegas to promote our products.

Our Strategy

Our goal is to be a domestic leader in the development and manufacturer of cable television systems devices and related electronic products through the following strategies:

Enhance brand awareness.  We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our cable TV network devices and electronics.  We believe a strong brand offers a competitive advantage and so we intend to devote additional resources to strategic marketing promotion in an effort to increase brand awareness and product recognition and heighten consumer loyalty.  We aim to develop the brand “Zhengzhou Shenyang” into a both domestically and internationally recognizable one.

Expand sales network and distribution channels.  We continue to seek additional penetration in existing markets as well as commencing sales in additional domestic and international markets.  We intend to expand our sales and customer service networks of agents and dealers in China and into new and international markets.  We also intend to develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products.  We expect that these relationships will allow us to diversify our customer base and increase the availability and exposure of our products.

Offer comprehensive network infrastructure solutions.  Our expertise in the design and installation of cable television systems has afforded us the ability to offer customized telecommunications systems for a variety of customers.  For example, we offer a customer the ability to deliver a fully integrated video programming solution, customized set-top boxes and network design and management.  We intend to devote additional resources towards expanding this segment of our business.

Pursue strategic partnerships, joint ventures and acquisitions.  We intend to selectively pursue partnerships, joint ventures and strategic acquisition opportunities that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers.  For example, we plan to joint venture with cable network operators and target selected acquisitions that will allow us the ability to provide bundled television programming, internet and telephone services to residential customers in cities and counties located in the Henan province.

Act on the set-top box replacement cycle.  The broader adoption of high definition television by consumers will require more advanced compression (e.g., MPEG-4) and security technologies within set-top boxes.  This may launch a replacement cycle, particularly among direct-to-home and cable providers with substantial bases of legacy equipment, which may create additional market opportunities for us.

Products

We currently offer a range of branded cable television devices and related networking products including set-top boxes, optical receivers, optical transmitters and cable transmission amplifiers.

Set-top Boxes and Related Products

Our line of internet protocol television (“IPTV”) set-top boxes integrate Internet, multi-media, and communication technologies, provides residential customers with high definition digital multi-media service, and provides extensive freedom to choose video programs offered by the network video providers on broadband IP network.  These devices allow consumers who subscribe to television service from multi-channel video distributors to access encrypted digital video and audio content and make use of a variety of interactive applications.  These applications include an on-screen interactive program guide, pay-per-view offerings, games and shopping and parental control.

In addition to the functionality of a basic digital set-top box, these devices enable subscribers to pause, stop, reverse, fast forward, record and replay live or recorded digital television content using a built-in hard drive capable of storing up to 200 hours of content.  They also include the ability to support video-on-demand services.  Our devices also enable subscribers to access the enhanced picture quality and sound of high-definition content, in addition to the functionality of a standard-definition digital set-top box.  In addition, our line of IPTV devices can also deliver customized multi-media service functions according to user configurations, and delivers performance and additional value to customers through network and applications software upgrades.

In addition to set-top boxes we also design and develop related products such as power supplies, remote controls and other devices and accessories.

Digital Network Equipment

We offer a line of fiber-optic receivers and transmitters, cable transmission amplifiers and other network products which provide the flexibility, speed and clarity necessary in communications systems.  Our optical receivers, amplifiers and power supply products have been recognized by the Ministry of Broadcasting and TV and the Henan Municipality Bureau of Broadcasting and TV.  We have implemented stringent quality control systems covering each phase of production, from the purchase of raw materials through oversight of each step in the manufacturing process.  Quality and reliability is monitored in accordance with the requirements of ISO 9001 systems.  We have also passed stringent quality reviews and our products meet digital electronic product standards in China, the United States and Europe.

•	Optical receivers. Our optical receivers convert a fiber-optic transmission into digital RF signals that are amplified and distributed through a 750-1000MHz optical cable system.

•	Optical transmitters. We have developed a range of optical transmitters, including the 1310nm and 1550nm series products, used in the transmission of cable system front optical fiber signal.

•	Cable transmission amplifiers. Our main bus amplifier and end user amplifier products are used to improve the signal quality in cable networks.

Net revenues for each of our revenue segments as a percentage of net revenues is set forth below:

	Nine Months Ended	Year Ended December 31,
	September 30, 2008	2007	2006
Products
IPTV	53%	38%	0%
Optical devices	24%	26%	28%
Cable devices	2%	6%	3%
Others	13%	28%	67%
Subtotal	92%	98%	98%

Technical Support	1%	0%	0%
Construction	0%	0%	2%
Warranty	7%	2%	0%

Total	100%	100%	100%

Manufacturing and Suppliers

Manufacturing

Our manufacturing operations consist of the procurement and inspection of raw materials and components, final system quality control testing and packaging.  We subcontract all manufacturing on a turnkey basis, with our suppliers delivering fully assembled and tested products based on our proprietary designs.  The use of this model allows us to focus substantially all of our resources on determining customer requirements and on the design, development and support of our products.  This model also allows us to have significantly reduced capital requirements.  The assembled products are then delivered to our facilities for final system quality control testing against product specifications and product configuration, including software installation.

We subcontract our manufacturing to a number of manufacturers.  Our manufacturers were selected based on the breadth  of available technology, quality, manufacturing capacity and support for design tools that we use.  None of our products are currently manufactured by more than one supplier.  However, in the event one of our suppliers notifies us that it intends to cease manufacturing a product, we expect that we will have an adequate opportunity to order sufficient quantities of the affected products so that shipments to customers will not be adversely affected while we qualify a new manufacturer.

For the foreseeable future, we intend to continue to rely on our contract manufacturers for substantially all of our manufacturing and assembly and the substantial portion of our test requirements.  All of our contract manufacturers produce products for other companies.  We do not have long-term manufacturing agreements with any of our contract manufacturers.  Our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of our contract manufacturers.

We generally place orders approximately 3 to 4 weeks in advance of expected delivery.  We work closely with our contract manufacturers to manage costs and delivery times.  However, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have an excess or a shortage of inventory of a particular product.

Suppliers

We have established long-term partnership relationships with our main raw material suppliers.  The raw materials used in our product include LCDs, ICs, flash memories, WiFi modules, GPS modules, capacitors, resistors, switches, connectors and batteries.  We purchase such materials to satisfy our customers’ requirement.  For special products and large orders, we typically quote our prices and delivery the goods ahead of time after receiving the orders.

Currently, our primary suppliers of raw materials are located in South Korea, Taiwan, United States, and China.  Two suppliers are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007.  We believe that the raw materials and components used in manufacturing our products are available from enough sources to be able to satisfy our needs.  Presently, our relationships with our current suppliers are generally good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.

At times, the pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s tight supply.  To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Quality Control

We consider quality control an important element of our business practices.  We have stringent quality control systems that are implemented by various Company-trained staff members to ensure quality control over the production process, from the purchase of raw materials through oversight of each stage of the manufacturing process.  Our quality control department executes the following functions:

•	testing samples of raw materials from suppliers;
•	implementing sampling systems and sample files;
•	setting internal controls and regulations for the testing of finished products; and
•	articulating the responsibilities of quality control staff.

We also achieve quality control over products manufactured under our contract manufacturing arrangements by sending our technicians on site to supervise the production and testing of our products.

Sales and Marketing

We have a broad sales network throughout China.  Our sales network spans throughout Henan Province and in several major provincial-level and municipal cities in China.  Our distribution network includes exclusive provincial and regional distributors, resellers and brand-name counters.

We are highly dependent upon sales of our products to certain of our customers.  During our nine months ended September 30, 2008, two customers both accounted for approximately 10% of our net revenues. During the fiscal year ended December 31, 2007, three customers accounted for approximately 16%, 14% and 13%, respectively, of our net revenues. During the fiscal year ended December 31, 2006, five customers accounted for approximately 24%, 24%, 19%, 13% and 10%, respectively, of our net revenues.  No other customer accounted for greater than 10% of our net revenues during these periods.  All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers.  The loss of any customers to which we sell a significant amount of our products, or from which we receive significant portion of orders, or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

The focus of our marketing plan is print advertising and participation in tradeshows and exhibitions.  With a targeted approach, our print advertisements appear regularly in popular consumer and industry publications and trade journals.  To better showcase our diverse products to potential customers, we regularly exhibit at leading trade shows and exhibitions.  Our dynamic, state-of-the-art trade show exhibits are developed internally to showcase our latest product offerings.

Research and Development

Companies such as us are under pressure for customers to respond more quickly with new designs and product innovations to support rapidly changing consumer tastes and regulatory requirements.  We believe that the engineering and technical expertise of our management and key personnel, together with our emphasis on continuing research and development, allows us to efficiently and timely identify and bring new, innovative products to market for our customers using the latest technologies, materials and processes.  We believe that continued research and development activities are critical to maintaining our offering of technologically-advanced products to serve a broader array of our customers.

We focus our product design efforts on both improving our existing products and developing new products.  In an effort to enhance our product quality, reduce costs and keep up with emerging product trends, we work with our key customers to identify emerging product trends and implement new solutions intended to meet the current and future needs of the markets we serve.

For the nine months ended September 30, 2008 and the years ended December 31, 2007 and 2006, we have invested approximately $0, $88,864 and $48, respectively, in research and development.

Acquisitions

To supplement our internal growth, we intend to pursue a targeted acquisition strategy that will seek acquisition candidates that fulfill one or more of the following objectives.

•	increase our penetration of existing markets;
•	expand into new markets;
•	increase our service offerings;
•	add customers and cash flow to our existing network services business; and
•	enhance our ability to sell and delivery value-added services

We initially intend to focus our acquisition efforts on cable system providers and enhanced service providers and on interconnect companies in Henan Province that sell, install and maintain data and voice networks for customers.  Our initial goal is to be a vertically integrated service provider, providing bundled television programming, internet and telephone services to residential customers in cities and counties located in the Henan Province.

Competition

The market for set-top boxes and digital networking products is highly competitive, especially with respect to pricing and the introduction of new products and features.  Our products compete primarily on the basis of:

•	reliability;
•	brand recognition;
•	quality;
•	price;

•	design; and
•	quality service and support to retailers and our customers.

Currently, there are many significant competitors in the set-top box business including several established companies who have sold set-top boxes to major cable operators for many years.  These competitors include companies such as Motorola, Cisco Systems, and Pace.  In addition, a number of rapidly growing companies have recently entered the market, many of them with set-top box offerings similar to our existing set-top box products.  We also expect additional competition in the future from new and existing companies who do not currently compete in the market for set-top boxes.  As the set-top box business evolves, our current and potential competitors may establish cooperative relationships among themselves or with third parties, including software and hardware companies that could acquire significant market share, which could adversely affect our business.  We also face competition from set-top boxes that have been internally developed by digital video providers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue.  If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced.  As compared to us, many of our competitors have:

•	significantly longer operating histories;
•	significantly greater managerial, financial, marketing, technical and other competitive resources; and
•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;
•	devote greater resources to the promotion and sale of their products and services; and
•	respond more effectively to pricing pressures.

Intellectual Property

We rely on a combination of patent and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the portable electronic product industry.  Our Chief Executive Officer, Mr. Zhong Bo, has legal ownership of one patent in China.  This patent is applied in the operations of our company and Mr. Zhong has granted the company a license to use such patent.

Some of our products are also designed to include software or other intellectual property licensed from third parties.  While it may be necessary in the future to seek or renew licenses relating to various aspects of our products and business methods, based on past experience and industry practice we believe that such licenses generally could be obtained on commercially reasonable terms.  However, there is no guarantee that such licenses could be obtained at all.  Because of technological changes in the portable electronics industry, current extensive patent coverage and the rapid rate of issuance of new patents, it is possible certain components of our products may unknowingly infringe existing patents or intellectual property rights of others.

We have implemented enhanced file management procedures at the company in an effort to protect our proprietary rights; however, there can be no assurance that our patents and other proprietary rights will not be challenged, invalidated, or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage.  In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the China.
We have one registered trademark in China, with expiration date of December 2011.

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We have not been named as a defendant in any legal proceedings alleging violation of environmental laws.  We have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries.  The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.
The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
•	Paris Convention for the Protection of Industrial Property (March 19, 1985);
•	Patent Cooperation Treaty (January 1, 1994); and
•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985.  Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively.  The Chinese patent system adopts the principle of first to file.  This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application.  Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability.  For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee.  One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license.  A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires.  SIPO, however, has not granted any compulsory license up to now.  The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder.  A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts.  Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings.  Evidence preservation and property preservation measures are also available both before and during the litigation.  Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement.  If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to three times of the license fee under a contractual license.  The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party.  If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB 500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer.  Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne.  Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions.  Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE.  Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE.  Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital.  These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At September 30, 2008, we had approximately 78 employees.  All of our employees are based in China.  There are no collective bargaining contracts covering any of our employees.  We believe our relationship with our employees is satisfactory.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and work-related injury insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds are approximately $4,045 for the nine months ended September 30, 2008 and $130,549 and $396 for the years ended December 31, 2007 and 2006, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees.  At present, approximately 2% of our employees live in company-provided housing facilities.  Under PRC laws, we may be required to make contributions to a housing assistance fund for employees.  Presently, a housing assistance fund is not required by the Zhengzhou Municipal Government and therefore, we provide free housing facilities to all employees who need accommodation.  If in the future, a housing assistance fund is required by the Zhengzhou Municipal Government, we will commence contributions to the housing assistance fund.

Effective January 1, 2008, the PRC introduced a new labor contract law that enhances rights for the nation's workers, including open-ended work contracts and severance pay.  The legislation requires employers to provide written contracts to their workers, restricts the use of temporary laborers and makes it harder to lay off employees.  It also requires that employees with a fixed-term contracts shall be entitled to an indefinite-term contract after a fixed-term contract is renewed twice.  Although the new labor contract law would increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost.  Management anticipates this may be a step toward improving candidate retention for skilled workers.

Properties

Our registered office in China is located at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, China.  We lease our registered office from Zhong Bo, our Chief Executive Officer and Chairman of the Board, who owns such property.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings involving the Company or its assets.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting us.  This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Current Report on Form 8-K.

RISKS RELATED TO OUR OPERATIONS

We derive substantially all of our revenues from sales in the PRC and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

Substantially all of our revenues are generated from sales in the PRC.  We anticipate that revenues from sales of our products in the PRC will continue to represent the substantial portion of our total revenues in the near future.  Our sales and earnings can also be affected by changes in the general economy since purchases of cable television services are generally discretionary for consumers.  Our success is influenced by a number of economic factors which affect disposable consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates.  Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

We are and will continue to be subject to rapidly declining average selling prices, which may harm our results of operations.

Set-top boxes and networking products such as those we offer are often subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences.  These products are also subject to rapid technological changes which often cause product obsolescence.  Companies within our industry are continuously developing new products with heightened performance and functionality.  This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete.  Our typical product’s life cycle is short, typically generating lower average selling prices as the cycle matures.  If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated.  In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace.  If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, network systems operators expect suppliers, such as our company, to cut their costs and lower the price of their products to lessen the negative impact on their own profit margins.  As a result, we have previously reduced the price of some of our products and expect to continue to face market-driven downward pricing pressures in the future.  Our results of operations will suffer if we are unable to offset any declines in the average selling prices of our products by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our production costs.

If we do not correctly forecast demand for our products, we could have costly excess production or inventories and we may not be able to secure sufficient or cost effective quantities of our products or production materials and our revenues, cost of revenues and financial condition could be adversely affected.

The demand for our products depends on many factors, including pricing and inventory levels, and is difficult to forecast due in part to variations in economic conditions, changes in consumer and business preferences, relatively short product life cycles, changes in competition, seasonality and reliance on key third party carriers.  It is particularly difficult to forecast demand by individual product.  Significant unanticipated fluctuations in demand, the timing and disclosure of new product releases or the timing of key sales orders could result in costly excess production or inventories or the inability to secure sufficient, cost-effective quantities of our products or production materials.  These inventory risks are particularly acute during end product transitions in which a new generation of set-top boxes is being deployed and inventory of older generation set-top boxes is at a higher risk of obsolescence.  Furthermore, because of the competitive nature of the set-top box business and the short-term nature of our purchase orders, we could in the future be required to reduce the average selling-prices of our set-top boxes, which in turn would adversely affect our gross margins and profitability.  This could adversely impact our revenues, cost of revenues and financial condition.

We depend on sales of set-top boxes for a substantial portion of our revenue, and if sales of our set-top boxes decline or we are not able to penetrate new markets for set-up boxes, our business and financial position will suffer.

The substantial portion of our revenues consists primarily of sales of our set-top boxes.  In addition, we currently derive, and expect to continue to derive in the near term, revenue from sales of our set-top boxes to a limited number of customers.  Continued market acceptance of our set-top boxes is critical to our future success.  If we are not able to expand sales of our set-top boxes to other providers of digital television, our growth prospects will be limited, and our revenues will be substantially impacted.

Our set-up boxes were initially designed for, and have been deployed mostly by, providers of cable-delivered digital television.  To date, we have not made any sales of our set-top boxes to direct-to-home satellite providers.  In addition, the set-top box market is highly competitive and we expect competition to intensify in the future.  In particular, we believe that most set-top boxes are sold by a small number of well entrenched competitors who have long-standing relationships with direct-to-home satellite providers.  This competition may make it more difficult for us to sell home satellite set-top boxes, and may result in pricing pressure, small profit margins, high sales and marketing expenses and failure to obtain market share, any of which could likely seriously harm our business, operating results and financial condition.

Our business may suffer if cable television operators, who currently comprise our customer base, do not compete successfully with existing and emerging alternative platforms for delivering digital television, including terrestrial networks, internet protocol television and direct-to-home satellite service providers.

Our existing customers are cable television operators, which compete with direct-to-home satellite video providers and terrestrial broadcasters for the same pool of viewers.  As technologies develop, other means of delivering information and entertainment to television viewers are evolving.  For example, some telecommunications companies are seeking to compete with terrestrial broadcasters, cable television network operators and direct-to-home satellite services by offering internet protocol television, which allows telecommunications companies to stream television programs through telephone lines or fiber optic lines.  To the extent that the terrestrial television networks, telecommunications companies and direct-to-home satellite providers compete successfully against cable television networks services for viewers, the ability of our existing customer base to attract and retain subscribers may be adversely affected.  As a result, demand for our set-top boxes could decline and we may not be able to sustain our current revenue levels.

Growth in our set-top box business likely requires commencement of sales to international customers and we may be unsuccessful in commencing or thereafter expanding international sales.

We believe that in order to grow our revenue and business and to build a larger customer base, we need to commence sales of our set-top boxes and networking products in international markets.  We have no prior experience selling our set-top boxes or networking products internationally.  To succeed in these sales efforts, we believe we must hire additional sales personnel and develop and manage new relationships with cable operators and other providers of digital television in international markets.  If we do not succeed in our efforts to sell to these target markets and customers, the size of our total addressable market may be limited.  This, in turn, would harm our ability to grow our customer base and revenue.

Our products may contain errors or defects, which could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our products are complex and must meet stringent user requirements.  In addition, we must develop our products to keep pace with the rapidly changing markets.  Sophisticated products like ours are likely to contain undetected errors or defects, especially when first introduced or when new models or versions are released.  Our products may not be free from errors or defects after commercial shipments have begun, which could result in the rejection of our products and jeopardize our relationship with carriers.  End users may also reject or find issues with our products and have a right to return them even if the products are free from errors or defects.  In either case, returns or quality issues could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs, and warranty claims and litigation which could harm our business, results of operations and financial condition.

We intend to make significant investments in new products and services that may not be profitable.

We have made and will continue to make significant investments in research, development, and marketing for new products, services, and technologies.  Investments in new technology are inherently speculative and commercial success depends on many factors including novelty, service and support, and effective sales and marketing.  We may not achieve significant revenue from new product and service investments for a number of years, if at all.  Moreover, new products and services may not be profitable, and even if they are profitable, operating margins for new products and businesses may be minimal.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The market for set-top boxes and networking products is highly competitive, especially with respect to pricing and the introduction of new products and features.  Our products compete primarily on the basis of:

•	reliability;
•	brand recognition;
•	quality;
•	price;
•	design; and
•	quality service and support to retailers and our customers.

Currently, there are many significant competitors in the set-top box business including several established companies who have sold set-top boxes to major cable operators for many years.  These competitors include companies such as Motorola, Cisco Systems, and Pace.  In addition, a number of rapidly growing companies have recently entered the market, many of them with set-top box offerings similar to our existing set-top box products.  We also expect additional competition in the future from new and existing companies who do not currently compete in the market for set-top boxes.  As the set-top box business evolves, our current and potential competitors may establish cooperative relationships among themselves or with third parties, including software and hardware companies that could acquire significant market share, which could adversely affect our business.  We also face competition from set-top boxes that have been internally developed by digital video providers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue.  If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced.  As compared to us, many of our competitors have:

•	significantly longer operating histories;
•	significantly greater managerial, financial, marketing, technical and other competitive resources; and
•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;
•	devote greater resources to the promotion and sale of their products and services; and
•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition.  In addition, competition could increase if:

•	new companies enter the market;
•	existing competitors expand their product mix; or
•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

Changes in existing technologies or the emergence of new products or technologies could significantly harm our business.

Our businesses change rapidly as new technologies are developed.  These new technologies may cause our services and products to become obsolete.  Changes in existing technologies could also cause demand for our products and services to decline.  For example, if changes in technology allow digital television subscribers to use devices such as personal computers, cable ready televisions and network based digital video recording services in place of set-top boxes, our customers may not need to purchase our set-top boxes to provide their digital television subscribers with digital video recording and other set-top box features.  One or more new technologies also could be introduced that compete favorably with our set-top boxes or that cause our set-top boxes to no longer be of significant benefit to our customers.

We and our suppliers also may not be able to keep pace with technological developments.  Alternatively, if the new technologies on which we intend to focus our research and development investments fail to achieve acceptance in the marketplace, we could suffer a material adverse effect on our future competitive position that could cause a reduction in our revenues and earnings.  Our competitors could also obtain or develop proprietary technologies that are perceived by the market as being superior to ours.  Further, after we have incurred substantial research and development costs, one or more of the technologies under development could become obsolete prior to its introduction.  Finally, delays in the delivery of components or other unforeseen problems may occur that could materially and adversely affect our ability to generate revenue, offer new products and services and remain competitive.

Technological innovation is important to our success and depends, to a significant degree, on the work of technically skilled employees.  Competition for the services of these types of employees is intense.  We may not be able to attract and retain these employees.  If we are unable to attract and maintain technically skilled employees, our competitive position could be materially and adversely affected.

The loss or significant reduction in business of any of our key customers could materially and adversely affect our revenues and earnings.

We are highly dependent upon sales of our products to certain of our customers.  During our nine months ended September 30, 2008, Neihuang Radio & Television Bureau and Kaifeng Radio & Television Bureau both accounted for approximately 10% of our net revenues.  During the fiscal year ended December 31, 2007, Nanyang Radio & Television Bureau, Mengzhou Radio & Television Bureau and Xuchang Radio & Television Bureau accounted for approximately 16%, 14% and 13%, respectively, of our net revenues.  During the fiscal year December 31, 2006, Kaifeng Radio & Television Bureau, Xinye Radio & Television Bureau, Xuchang Radio & Television Bureau, Huaxian Radio & Television Bureau and Nanyang Radio & Television Bureau accounted for approximately 24%, 24%, 19%, 13% and 10%, respectively, of our net revenues.  No other customer accounted for greater than 5% of our net revenues during these periods.  All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers.  The loss of Neihuang County Broadcasting Television Information Network Center and Henan Cable TV Network Group Co., Ltd. Kaifeng Branch, or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from Cable TV Station of Pingdingshan and Cable TV Station of Nanyang , or such other customers or any material adverse change in the financial condition of such customers could negatively affect our revenues and decrease our earnings.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products.  The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales.  Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.  Cancellations or reductions of customer orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses.  Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers.  As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

In addition, there is a relatively small number of potential new customers for our set-top boxes and we expect this customer concentration to continue for the foreseeable future.  Therefore, our operating results will likely continue to depend on sales to a relatively small number of customers, as well as the continued success of these customers.  If we do not develop relationships with new customers, we may not be able to expand our customer base or maintain or increase our revenue.

We depend on a limited number of suppliers for components for our products.  The inability to secure components for our products could reduce our revenues and adversely affect our relationship with our customers.

We rely on a limited number of suppliers for our component parts and raw materials.  Although there are many suppliers for each of our component parts and raw materials, we are dependent on a limited number of suppliers for many of the significant components and raw materials.  This reliance involves a number of significant potential risks, including:

•	lack of availability of materials and interruptions in delivery of components and raw materials from our suppliers;
•	manufacturing delays caused by such lack of availability or interruptions in delivery;
•	fluctuations in the quality and the price of components and raw materials, in particular due to the petroleum price impact on such materials; and
•	risks related to foreign operations.

We generally do not have any long-term or exclusive purchase commitments with any of our suppliers.  Farway Electronics Factory and Henan Hui-ke Electronics Co., Ltd. are our largest suppliers of components for our products, each of which accounted for more than 10% of our purchases of components for our products for the nine months ended September 30, 2008 and the fiscal year ended December 31, 2007.  Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner.  If we are unable to obtain ample supply of products from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers’ orders which could materially and adversely affect our revenues and our relationship with our customers.

Certain disruptions in supply of and changes in the competitive environment for components and raw materials integral to our products may adversely affect our profitability.

We use a broad range of materials and supplies, including LCDs, ICs, flash memories, WiFi modules, GPS modules, capacitors, resistors, switches, connectors, batteries and other electronic components in our products.  A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase our operating costs and materially adversely affect our profit margins.  Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase materials, components and supplies for the production of our products, in each case may adversely affect our ability to maintain production of our products and sustain profitability.  If we were to experience a significant or prolonged shortage of critical components and raw materials from any of our suppliers and could not procure the components from other sources, we would be unable to meet our production schedules for some of our key products and to ship such products to our customers in a timely fashion, which would adversely affect our sales, margins and customer relations.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our business.

A substantial portion of our working capital consists of accounts receivable from customers.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected.  An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations.  A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems.  We experience an average accounts settlement period ranging from one month to as high as four months from the time we sell our products to the time we receive payment from our customers.  In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders.  Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages.  Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity.  We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

Our operations would be materially adversely affected if third-party carriers were unable to transport our products on a timely basis.

All of our products are shipped through third party carriers.  If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers.  If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Changes in consumer spending and economic conditions, may cause our quarterly operating results to fluctuate and cause our stock price to decline.

Our net revenue and operating results may vary significantly from quarter to quarter.  The main factors that may cause these fluctuations are:

•	seasonal variations in operating results;
•	variations in the sales of our products to our significant customers;
•	variations in manufacturing and supplier relationships;
•
if we are unable to correctly anticipate and provide for inventory requirements from quarter to quarter, we may not have sufficient inventory to deliver our products to our customers in a timely fashion or we may have excess inventory that we are unable to sell;

•	the discretionary nature of our customers’ demands and spending patterns;
•	changes in market and economic conditions; and
•	competition.

In addition, our quarterly operating results could be materially adversely affected by political instability, war, acts of terrorism or other disasters.

As a result of these and other factors, revenues for any quarter are subject to significant variation, which may adversely affect our results of operations and the market price for our common stock.

We depend upon a patent we license from a third party, Zhong Bo, our Chief Executive Officer and Chairman of the Board. The loss of this license, an increase in the costs of this license or Mr. Zhong’s failure to properly maintain or enforce the patent underlying such license may require us to suspend our operations until we obtain replacements and/or redesign our products.

We rely upon certain patents licensed from our Chief Executive Officer and Chairman of the Board, Zhong Bo, which gives us rights to third party intellectual property that is necessary or useful for our business. We may also enter into additional licenses to third party intellectual property in the future. In addition, because we do not own any patents relating to our technologies, we do not have the right to defend perceived infringements of patents relating to such technologies. Thus, our success will depend in part on the ability and willingness of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications for the intellectual property we have licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.

Our ability to compete partly depends on the superiority, uniqueness and value of our technologies, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of trademark, patent, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite our efforts to protect our intellectual property, any of the following occurrences may reduce the value of our intellectual property:

•	our applications for trademarks or patents may not be granted and, if granted, may be challenged or invalidated;

•	issued patents, copyrights and trademarks may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology or dilution of our trademarks;

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those that we develop; or

•	another party may obtain a blocking patent that would force us to either obtain a license or design around the patent to continue to offer the contested feature or service in our technologies.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We also rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties.  There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors.  To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor.  We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights.  Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

We intend to pursue future acquisitions. Our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations.

Part of our growth strategy involves the acquisition of other companies.  Any future growth through acquisitions will be partially dependent upon the availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. We intend to pursue acquisitions that we believe will present opportunities consistent with our overall business strategy. However, we may not be able to find suitable acquisition candidates to purchase or may be unable to acquire desired businesses or assets on economically acceptable terms. In addition, we may not be able to raise the capital necessary to fund future acquisitions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect.

We regularly engage in discussions with respect to potential acquisition and investment opportunities. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions could likely result in the incurrence of additional debt and contingent liabilities and an increase in interest and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs.

In addition, we may not be able to successfully integrate any business we acquire into our existing business. The successful integration of new businesses depends on our ability to manage these new businesses and cut excess costs. The successful integration of future acquisitions may also require substantial attention from our senior management and the management of the acquired business, which could decrease the time that they have to service and attract customers and develop new products and services. In addition, because we may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays, including difficulties in employing sufficient staff and maintaining operational and management oversight.

We will need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

Although in connection with the Share Exchange we had an initial closing of a private placement whereby we received gross proceeds of $1.77 million, we currently depend on bank loans and net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  As of the date of this filing, we do intend to conduct a public offering financing.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months.  In recent weeks, the volatility and disruption have reached unprecedented levels.  In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers.  We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses.  Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.  Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business.  Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business.  As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility.  Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio.  We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources.  Specifically, the areas that are strained most by our growth include the following:

•
New Product Launch. With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping.  As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance.  If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

•
Forecasting, Planning and Supply Chain Logistic. With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management.  If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•
Support Processes.  To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity.  If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory.  These difficulties could harm or limit our ability to expand.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel.  Each of the named executive officers performs key functions in the operation of our business.  The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations.

We are dependent on a technically trained workforce and an inability to retain or effectively recruit such employees could have a material adverse effect on our business, financial condition and results of operations.

We must attract, recruit and retain a sizeable workforce of technically competent employees to develop and manufacture our products and provide service support.  Our ability to implement effectively our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced engineering and other technical and marketing personnel.  There is significant competition for technologically qualified personnel in our business and we may not be successful in recruiting or retaining sufficient qualified personnel consistent with our operational needs.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including manufacturing plants, sales offices and research and development centers are located in China.  We also operate procurement, logistics, sales and marketing facilities in other parts of the world.  If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment.  We may incur expenses relating to such damages.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities.  Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter.  Fluctuations in quarterly operating results could cause the value of our securities to decline.  Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance.  As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of public market analysts and investors.  This could cause the market price of our securities to decline.  Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in China;
•	fluctuation and unpredictability of costs related to the components and raw materials used to manufacture our products;
•	seasonality of our business;
•	changes in the laws of the PRC that affect our operations;
•	competition from our competitors; and
•	our ability to obtain necessary government certifications and/or licenses to conduct our business.

RISKS RELATED TO US DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC.  The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities.  Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters.  Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain.  Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes.  Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China.  There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings.  The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties.  New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Zhengzhou Shenyang Technology Company Limited., (“Zhengzhou ZST”) is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises.  We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.  If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China.  Moreover, all of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, Zhengzhou ZST, is a wholly foreign-owned enterprise, commonly known as a WFOE.  A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license.  Our license permits us to design, manufacture, sell and market portable electronic products throughout the PRC.  Any amendment to the scope of our business requires further application and government approval.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that Zhengzhou ZST will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations.  Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to obtain required prior approval for the share exchange, reverse merger and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China.  This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75.  The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.  Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans.  For example, Zhengzhou ZST’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Zhengzhou ZST’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or a SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

According to the M&A Regulations, a “Related Party Acquisition” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s).  Under the M&A Regulations, any Related Party Acquisition must be approved by MOFCOM and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Our BVI subsidiary, World Orient, was owned by non-PRC individuals.  Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting.  The Equity Purchase Agreement received approval by the Zhengzhou Municipal Bureau of Commerce on November 10, 2008 and Zhengzhou ZST filed all required applications and received all appropriate SAFE approvals from the Henan branch of SAFE.

Following the Share Exchange, we intend to offer Zhong Bo, our Chief Executive Officer, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) a thirty (30) day right to purchase up to  12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”).  Each of the shareholders and warrantholders of SRKP 18 prior to the Share Exchange has agreed to cancel 0.3317shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right.  Assuming the full exercise of the Purchase Right, Mr. Zhong will own approximately 54.5% of our outstanding common stock (assuming the sale of the maximum number of shares of Series A Preferred Stock offered in the Private Placement and full conversion of the maximum number of shares of Series A Preferred Stock in the Private Placement).

The PRC regulatory authorities may take the view that the acquisition of Zhengzhou ZST by Everfair, the Share Exchange and the Purchase Right are part of an overall series of arrangements which constitute a Related Party Acquisition, because at the end of these transactions, PRC individuals become majority owners and effective controlling parties of a foreign entity that acquired ownership of Zhengzhou ZST.  The PRC regulatory authorities may also take the view that the registration of the acquisition of Zhengzhou ZST by Everfair with the Zhengzhou Municipal Bureau of Commerce and the filings with the Henan SAFE may not evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the Zhengzhou Bureau of Commerce or Henan SAFE of the overall restructuring arrangements, the existence of the Share Exchange and its link with the acquisition of Zhengzhou ZST by Everfair.  The PRC legal counsel of Zhengzhou ZST has opined that: (1) the Equity Purchase Agreement and the transactions thereunder have received all requisite approvals from the competent authorities, and all required registrations, certifications and approvals for the Equity Purchase Agreement and the transactions thereunder have been received by Zhengzhou ZST; (2) Zhengzhou ZST has filed all required applications for the Equity Purchase Agreement and the transactions thereunder and has received any and all required foreign exchange registrations, certifications and approvals as required, including, but not limited to, those as required from the appropriate national and local branches of SAFE and MOFCOM;  and (3) to their best knowledge, the Equity Purchase Agreement and the transactions thereunder do not (a) contravene or circumvent any provision of applicable PRC laws and regulations, including without limitation, the M&A Regulations, Circular 75 and its implementing rules; or (b) contravene the articles of association, business license or other constituent documents of Zhengzhou ZST.

We, however, cannot assure you that the PRC regulatory authorities, MOFCOM in particular, may take the same view as the PRC legal counsel.  If the PRC regulatory authorities take the view that the acquisition constitutes a Related Party Acquisition under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOFCOM.

If the PRC regulatory authorities take the view that the acquisition of Zhengzhou ZST by Everfair constitutes a Related Party Acquisition without the approval of the national offices of MOFCOM, they could invalidate our acquisition and ownership of Zhengzhou ZST.  Additionally, the PRC regulatory authorities may take the view that the Share Exchange constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC.  If this takes place, we would attempt to find a way to re-establish control of Zhengzhou ZST’s business operations through a series of contractual arrangements rather than an outright purchase of Zhengzhou ZST.  But we cannot assure you that any such contractual arrangements will be protected by PRC law or that the Company can receive as complete or effective economic benefit and overall control of Zhengzhou ZST’s business than if the Company had direct ownership of Zhengzhou ZST.  In addition, we cannot assure you that any such contractual arrangements can be successfully effected under PRC law.  If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of Zhengzhou ZST, our business and financial performance will be materially adversely affected.

If the CSRC approval is not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.  The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt the proposed public offering before settlement and delivery of the common stock offered thereby.  Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.  Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies.  These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the aforementioned rules and regulations.  It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law.  Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor.  Recent changes in Chinese labor laws that are effective January 1, 2008 are likely to increase costs further and impose restrictions on our relationship with our employees.  There can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time.  Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system.  Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar.  Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets.  In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar.  Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies.  While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country.  Rapid economic growth can lead to growth in the money supply and rising inflation.  During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%.  If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.  In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending.  The implementation of such policies may impede economic growth.  In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy.  In April 2006, the People’s Bank of China raised the interest rate again.  Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some that may compete with us, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC.  We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We intend to adopt an equity compensation plan in the future and make substantial option grants to our officers and directors, most of who are PRC citizens.  In particular, further to the Purchase Right, we intend to offer our Chief Executive Officer and Chairman of the Board, a thirty (30) day right to purchase up to 11,223,121 shares of our common stock.  Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens, including or Chief Executive Officer, to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations.  Our business is dependent upon its ability to continue to manufacture products.  Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, or
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors.  There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems.  Most of our middle and top management staff are not educated and trained in the Western system, and we may difficulty hiring new employees in the PRC with such training.  In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China.  Moreover, most of our directors and officers are nationals and residents of China.  All or substantially all of the assets of these persons are located outside the United States and in the PRC.  As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons.  In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Alternext in the future.  There is no guarantee that the NYSE Alternext, or any other exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NYSE Alternext, we may seek quotation on the OTC Bulletin Board.  The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time.  The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”).  Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market.  Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock issued in an equity financing that was conducted in connection with the Exchange.  The registration statement must be filed with 60 days of the closing of the Share Exchange.  We also agreed to register all of the 2,940,000 shares of common stock and 420,000 shares of common stock issuable upon the exercise of outstanding warrants held by our shareholders immediately prior to the Share Exchange.  Of these shares, 600,055 shares of common stock and 85,723 shares of common stock underlying warrants would be covered by the registration statement filed in connection with the Private Placement, and 2,339,945 shares of common stock and 334,277 shares of common stock underlying warrants, which are beneficially owned by affiliates of the placement agent would be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.  All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.  This current report is not an offer of securities for sale.  Any securities sold in the private placement have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

Additionally, following the Share Exchange, the former stockholders of World Orient may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a six-month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Share Exchange, 1% of our issued and outstanding shares of common stock was approximately 90,814 shares.  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, Private Placement and Purchase Right, our Chief Executive Officer and Chairman of the Board exercises significant influence over us.

Our Chief Executive Officer and Chairman of the Board, Zhong Bo, will beneficially own or control approximately 54.5% of our outstanding shares as of the close of the Share Exchange, the sale of the maximum number of shares of Series A Preferred Stock offered in the Private Placement (assuming full conversion of the maximum number of shares of Series A Convertible Preferred Stock) and exercise in full of the Purchase Right.  Mr. Zhong has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Mr. Zhong may also have the power to prevent or cause a change in control.  In addition, without the consent of Mr. Zhong, we could be prevented from entering into transactions that could be beneficial to us.  The interests of Mr. Zhong may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting.  Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds.  Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants.  The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC.  Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year.  The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants.  If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors.  Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On December 11, 2008, we entered into the Exchange Agreement, as amended on January 9, 2009, with all of the shareholders of World Orient, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of World Orient in exchange for shares of our common stock.  On January 9, 2009, the Share Exchange closed, World Orient became our 100%-owned subsidiary and our sole business operations became that of World Orient and its subsidiaries.  We also have a new Board of Directors and management consisting of persons from Zhengzhou ZST and changed our corporate name from SRKP 18, Inc. to ZST Digital Networks, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;
•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;
•	the ability to use registered securities to make acquisition of assets or businesses;
•	increased visibility in the financial community;
•	enhanced access to the capital markets;
•	improved transparency of operations; and
•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements regarding the Company, World Orient and Zhengzhou ZSTand its management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including Zhengzhou ZST’s financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	our ability to maintain and increase revenues and sales of our products;
•	our ability to develop and market new products;
•	competitive nature of our industry;
•	market acceptance of our products;
•	our reliance on intellectual property, some of which is owned by third parties;
•	our strategic investments and acquisitions;
•	compliance and changes in the laws of the PRC that affect our operations;
•	continued maintenance of certificates, permits and licenses required to conduct business in China;
•	vulnerability of our business to general economic downturn, especially in the PRC; and
•
the other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.02 for a description of the Company’s securities post-Share Exchange, Private Placement and Purchase Right and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides ZST’s audited financial statements as of and for the period ended December 31, 2007, the unaudited financial statements as of and for the nine months ended September 30, 2008, and World Orient’s unaudited financial statements as of and for the nine months ended September 30, 2008.

Item 2.02   Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to a discussion of the financial condition and results of operations of World Orient Universal Limited, a company organized in the British Virgin Islands (“World Orient”), its wholly-owned subsidiary, Global Asia Universal Limited, a company organized in the British Virgin Islands (“Global Asia”), its wholly-owned subsidiary, EverFair Technologies, Ltd., a company organized in Hong Kong (“EverFair”), and its wholly-owned subsidiary Zhengzhou Shenyang Technology Company Limited, a company organized in the People’s Republic of China (“Zhengzhou ZST”).  This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with the Company’s financial statements and the related notes, and the other financial information included in this current report.

Forward-Looking Statements

This filing contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Business Summary

Established in 1996, the Company is principally engaged in supplying digital and optical network equipment to cable system operators in Henan Province, China.  The Company has developed a line of internet protocol television (“IPTV”) set-top boxes that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks covering more than 90 municipal districts, counties, townships, and enterprises.  The Company’s services and products have been recognized with various certifications, including “integrated computer information system qualification class III” issued by the Ministry of Industry Information, “communication user cable construction enterprise qualification” issued by Henan Province Administration of Communication, “Henan Province Security Technology Prevention Engineering Qualification Class III”, a certificate of “ISO9001:2000 Quality System Authentication”, and “Double High” certification, high-tech product and high-tech enterprise issued by Henan Province government.

At present, the Company’s main clients are broadcasting TV bureaus and cable network operators serving various cities and counties.  The Company has over 30 main customers, including the broadcasting TV bureaus and cable network operators of Nanyang, Mengzhou, Xuchang, Pingdingshan, Kaifeng, Zhoukou, Gongyi, Yuanyang County, Luoning County, Neihuang County, Yinyang County, Xixia County, Kaifeng County, Nanzhao County, and Gushi County.

In the near future, the Company plans to joint venture with cable network operators to provide bundled television programming, Internet and telephone services to residential customers in cities and counties located in Henan Province.

General Factors

We expect that for the foreseeable future that the largest source of revenue for our business will be the sale of set-top boxes sold to cable system operators. Because the number of potential new customers for our set-top box and fixed satellite services businesses is small, our current customer concentration is likely to continue for the foreseeable future and our operating results will consequently likely continue to depend on sales to a relatively small number of customers and on the continued success of these customers relative to their competitors.

Our profitability will be affected by costs associated with our efforts to expand our sales, marketing, product development and general and administrative capabilities in all of our businesses, as well as expenses that we incur as a publicly-traded company.  These costs include costs associated with, among other things, financial reporting, information technology, complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration and human resources related functions.  As we expand internationally, we may also incur additional costs to conform our set-top boxes to comply with local laws or local specifications and to ship our set-top boxes to our international customers.

In order to grow or even maintain our current level of revenue we will be required to attract new customers and to increase sales to existing customers which may require us to design, market and sell new set-top boxes.  If we do not develop relationships with new customers, we may not be able to expand our customer base and our ability to increase or even maintain our revenue will be impacted.

We believe that there are substantial opportunities for developing potential new customers lie in international markets and we expect our performance in international markets to be a significant factor in determining whether we will be able to generate revenue and income growth in future periods.  However, there can be no assurance we will be able to successfully commence or grow an international business.

In addition, unfavorable events in the economy, including a continuation or further deterioration in the current downturn in real estate mortgage and credit markets, could cause consumer demand for subscription TV services and consequently sales of our set-top boxes to materially decline because consumers may delay purchasing decisions or change or reduce their discretionary spending.

Our ability to sustain or increase profitability will also depend in large part on our ability to control or reduce our costs of producing our set-top boxes.  The market for our set-top boxes, like other electronic products, has been characterized by regular reductions in selling prices and production costs.  Therefore, we will likely be required to reduce production costs in order to maintain the margins we earn on set-top boxes and the profitability of oru set-top box business.

Recent Events

On December 11, 2008, SRKP 18, Inc., a Delaware corporation (“SRKP 18”), entered into a share exchange agreement as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and its shareholders, pursuant to which the shareholders would transfer all of the issued and outstanding shares of World Orient to SRKP 18 in exchange for 1,985,000 shares of SRKP 18’s common stock (the “Share Exchange”).  On January 9, 2009, the Share Exchange closed and World Orient became a wholly-owned subsidiary of SRKP 18, which immediately changed its name to “ZST Digital Networks, Inc.” A total of 1,985,000 shares were issued to the former shareholders of World Orient.

In addition, on January 9, 2009, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,097,500 shares of Series A Convertible Preferred Stock at $1.60 per share.  As a result, we received gross proceeds in the amount of approximately $1,756,000; up to $5 million of Series A Convertible Preferred Stock is being offered in the Private Placement.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.

After the Share Exchange, we intend to offer Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) a thirty (30) day right to purchase up to 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”).  Each of the shareholders and warrantholders of SRKP 18 prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “SRKP 18 Share and Warrant Cancellation”).  Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange.

Our BVI subsidiary, World Orient, was owned by non-PRC individuals.  Everfair obtained all the equity interests of Zhengzhou ZST further to an Equity Purchase Agreement dated October 10, 2008 (the “Equity Purchase Agreement”) by and among Everfair, Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting.

Following the Share Exchange, we intend to offer the ZST Management the Purchase Right described above.  Assuming the full exercise of the Purchase Right, Mr. Zhong will own approximately 54.5% of our outstanding common stock (assuming the sale of the maximum number of shares of Series A Preferred Stock offered in the Private Placement and the full conversion of the maximum number of shares of Series A Preferred Stock).  See “Risk Factors” beginning on page 12 above for a more complete description of the aforementioned restructuring and risks associated therewith.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities.  On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies.  We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue recognition.  We recognize product sales revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectibility is reasonably assured. The Company generally recognizes revenue when products are shipped.  Our set-top sales contracts include one year warranty period. The Company recorded the warranty as unearned revenue when the sales occurred and then amortized and recognized warranty revenues on a straight-line basis over the warranty period. The warranty costs were mainly the costs of materials used for repairing those sold products and were expensed when incurred. As the costs associated with such warranty revenues were immaterial in monetary terms and the time spent for repair work on those warranty items was minimal, no warranty liability was accrued at all periods.  Revenues from fixed-price construction contracts are recognized on the completed-contract method. This method is used because most of the construction and engineering contracts are completed within six months or less and financial position and results of operations do not vary significantly from those which would result from using the percentage-of-completion method. A contract is considered complete when all costs have been incurred and the installation is operating according to specifications or has been accepted by the customer. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, suppliers, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims are included in revenues when received.

Allowance for doubtful accounts.  In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts periodically.  Differences may result in the amount and timing of expenses for any period if we make different judgments or uses difference estimates.  Our accounts receivable represent a significant portion of our current assets and total assets.  Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer’s currency is frequently a currency other than United States dollars.

Inventories.  Inventories comprise raw materials and finished goods are stated at the lower of cost or net realizable value, using the first-in first-out (FIFO) method.  Substantially all inventory costs are determined using the weighted average basis.  Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale.  We evaluate the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis. Inventory costs do not exceed net realizable value.

Taxation.  Under the tax laws of PRC, Zhengzhou ZST has had tax advantages granted by local government for corporate income taxes and sales taxes commencing from the establishment of the Company.  As a manufacturing enterprise established in Zhengzhou, PRC, the Company was entitled to a preferential Enterprise Income Tax (”EIT”) rate, 15%.  On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%.  The new law became effective on January 1, 2008.  Since 2008, the local government has increased the EIT rate from 15% to 18%.  During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012.  We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Recently Issued Accounting Pronouncements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160).  SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements.  The statement establishes a single method of accounting for changes in a parent ’ s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements.  SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination.  SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  We have adopted SFAS No. 141R on our consolidated financial statements and footnote disclosures.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”.  The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’ s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  We are currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).  The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006.  The adoption of this Interpretation had no impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157").  SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements.  In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2").  FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope.  FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required.  The adoption of SFAS 157 was not material to our financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007.  SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates.  Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings.  We have not elected the fair value option for any assets or liabilities under SFAS 159.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

Results of Operations

The following table sets forth information from our statements of operations for the nine months ended September 30, 2008 and 2007 and years ended December 31, 2007 and 2006.

Nine months ended September 30, 2008 and 2007

Revenues consist of sales of our set-top and digital networking products and revenues recorded under network installation projects.  Revenues from product sales were $41.2 million for the nine months ended September 30, 2008, an increase of $25.6 million, or 164%, compared to $15.6 million for the same period in 2007.  The increase in revenue was attributed mainly to the increased demand for our set-top and digital networking products, which we believe is a result of our market expansion efforts as well as price increases of some of our products.  We believe the increases in sales revenue and volume are a result of our emphasis on brand promotion and utilizing our sales channels to continually increase our market share.

Cost of goods sold, which include raw material, labor and amounts due to contract manufacturers, was $33.6 million for the nine months ended September 30, 2008, an increase of $21.0 million, or 166%, compared to $12.6 million for the same period in 2007.  This increase in cost of sales was caused by an increase in sales and was consistent with the increase in revenues.  As a percentage of revenues, cost of sales for the nine months ended September 30, 2008 and 2007 were 82% and 81%, respectively.

Gross profit for the nine months ended September 30, 2008 was $7.7 million, or 19% of revenues, compared to $3.0 million, or 19% of revenues, for the comparable period in 2007.  Management considers gross profit to be a key performance indicator in managing our business.  Gross profit margins are a factor of cost of sales, product mix and product demand.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $107,000 for the nine months ended September 30, 2008, an increase of $66,000, or 161%, compared to $41,000 for the same period in 2007.  The increase was primarily due to increased shipping costs.

Other general and administrative expenses, which include wage, benefit, bad debts, utility, consulting, turnover taxes, professional fees and other expenses, were $620,000 for the nine months ended September 30, 2008, an increase of $292,000, or 89% , compared to $328,000 for the same period in 2007.  The increase was primarily a result of an increase in office expenses.  We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Interest expenses for interest-bearing debts for the nine months ended September 30, 2008 was $246,000, an increase of $154,000, or 167%, compared to $92,000 in 2007.  The increase is mainly the result of increased bank debt.

For the nine months ended September 30, 2008, we recorded a provision for income taxes of $2.2 million, compared to $825,000 for the same period in 2007.  The tax rate for the year ended December 31, 2007 was 33%.  Our income tax rate for the year ended December 31, 2008 was 25%.

Years Ended December 31, 2007 and 2006

Revenues were $27.9 million for the year ended December 31, 2007, an increase of $22.2 million, or 389%, compared to $5.7 million for the year ended December 31, 2006.  The increase in revenue was attributed mainly due to the increased demand for our products, which we believe is a result of market expansion efforts.

Cost of goods sold was $23.1 million for the year ended December 31, 2007, an increase of $18.6 million, or 413%, compared to $4.5 million for the year ended December 31, 2006.  The increase was primarily a result of the increase in sales and was consistent with the increase in the net revenue.  As a percentage of the net revenue, cost of sales for the years ended December 31, 2007 and 2006 were 83% and 79%, respectively.  The increase as a percentage of revenues was due to the increased purchase price of our products.

Gross profit for the year ended December 31, 2007 was $ 4.8 million, or 17% of revenues, compared to $1.2 million, or 21% of revenues, for the year ended December 31, 2006.  The decrease in our gross profit margin for the year ended December 31, 2007 as a percentage of revenues was primarily due to the increased purchase price of our products and no corresponding increase in the sales price of our products.

Selling expenses were $2,600 for the year ended December 31, 2007, a drop of $16,400, or 86%, compared to $19,000 for the year ended December 31, 2006.  The decrease in selling expenses was attributable to a decrease in wages.

Other general and administrative expenses were $715,000 for the year ended December 31, 2007, an increase of $485,000, or 211%, compared to $230,000 for the year ended December 31, 2006.  The increase is mainly due to increased personnel salaries.

Interest expenses for interest-bearing debts for the year ended December 31, 2007 was $196,000, an increase of $184,000 or 1,533%, compared to $12,000 in 2006.  The increase is mainly the result of increased bank debt.

For the year ended December 31, 2007, we recorded a provision for income taxes of $1,231,000, compared to $315,000 for the same period in 2006.  The tax rate for the year ended December 31, 2007 was 33%.  Our income tax rate for the year ended December 21, 2008 was 25%.

Liquidity and Capital Resources

We had cash and cash equivalents of $847,000 as of September 30, 2008, as compared to $1,126,000 as of December 31, 2007.

We had a working capital of approximately $6,830,099, $3,712,882, $2,145,357 and $1,707,386 as at September 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $18,213,473, $5,737,914, $9,419,029 and $3,417,763, or 92%, 50%, 55%, 42% of current assets, as at September 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected.  An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations.  A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 90 days.  Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging.  We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers.  We typically offer certain of our customers 30 to 90 days credit terms for payment.  Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry.  If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results.  We have not experienced any significant amount of bad debt since the inception of our operation.

As of September 30, 2008, inventories amounted to $391,000, compared to $1.8 million at September 30, 2007.  As of December 31, 2007, inventories amounted to $5.5 million, compared to $2.6 million as of December 31, 2006.  The decrease is primarily due to the completion of sales contracts.  We keep certain reserve amounts of raw materials in our inventories and engage in long-term agreements with certain suppliers to assure minimum additional expense from any condition of rising prices and shortages of raw materials used to manufacture our products.

As of September 30, 2008, trade receivable amounted to $18.2 million, compared to $5.7 million at September 30, 2007.  As of December 31, 2007, trade receivable amounted to $9.4 million, compared to $3.4 million as of December 31, 2006.  As our sales volume increases, accounts receivable increases accordingly.

As of September 30, 2008, accounts payable and accrued liabilities amounted to $7,694,742, compared to $1,103,366 at September 30, 2007.  As of December 31, 2007, accounts payable and accrued liabilities amounted to $3,249,012, compared to $5,500,238 as of December 31, 2006.  The increase in accounts payable and accrued liabilities is due to an increase of payment periods.

As of September 30, 2008, various taxes payable amounted to $15,678, compared to $65,948 at September 30, 2007.  As of December 31, 2007, various taxes payable amounted to $165,947, compared to $21,220 as of December 31, 2006.  The increase in various taxes payable is due to the rise of sales.

As of September 30, 2008, wages payable amounted to $50,910, compared to nil at September 30, 2007.  As of December 31, 2007, wages payable amounted to $23,890, compared to $7,775 as of December 31, 2006.  The increase in wages payable is due to increased personal costs.

As of September 30, 2008, corporate taxes payable amounted to $576,342, compared to $149,319 at September 30, 2007.  The increase in corporate taxes payable is due to an increase of taxable income.

On January 9, 2009, upon an initial closing of a private placement, we received gross proceeds of approximately $1,756,000 in a private placement transaction (the “Private Placement”); up to $5 million of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) is being offered in the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,097,500 shares of Series A Preferred Stock at $1.60 per share.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.

We agreed to file a registration statement covering the common stock underlying the Series A Preferred Stock sold in the Private Placement within 60 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor.  For its services as placement agent, the placement agent will receive an aggregate commission equal to 12% of the gross proceeds from the financing and a 4% non-accountable expense allowance, in addition to a $122,750 success fee for the Share Exchange, upon the final closing of the Private Placement.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations.  Total contributions to the funds are approximately $4,045 for the nine months ended September 30, 2008 and $130,549 and $396 for the years ended December 31, 2007 and 2006, respectively.  We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of Zhengzhou ZST to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance.  A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.  Accordingly, Zhengzhou ZST’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Net cash provided by operating activities was $5.4 million for the nine months ended September 30, 2008, compared to net cash used in operating activities of $3.9 million for the nine months ended September 30, 2007.  The increase was primarily due to an increase of account payables and a decrease in inventory.  Net cash used in operating activities was $7.7 million for the year ended December 31, 2007, compared to net cash provided by operations of $1.1 million for the year ended December 31, 2006.  The decrease was primarily due to an increase of account receivables and inventory and a decrease of account payables.

Net cash provided by investing activities amounted to approximately $72,000 for the nine months ended September 30, 2008, compared to net cash provided by investing activities of $1.0 million for the nine months ended September 30, 2007.  Net cash provided by investing activities amounted to approximately $1.0 million for the year ended December 31, 2007, compared to net cash used in investing activities of $150,000 for the year ended December 31, 2006.  The change was due to a new acquisition in 2007 and the disposal of production lines in 2006.

Net cash used by financing activities amounted to $5.9 million for the nine months ended September 30, 2008, compared to net cash provided by financing activities of $4.4 million for the nine months ended September 30, 2007.  The decrease was primarily a result of a decrease in bank loans and dividends paid in 2008.  Net cash  provided by financing activities amounted to $6.2 million for the year ended December 31, 2007, compared to net cash used in financing activities of $120,000 for the year ended December 31, 2006.  The increase of cash provided was primarily a result of an increase in bank loans.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available to use through low-cost domestic financing will be sufficient to fund our capital needs for the next 12 months.  Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs.  If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.  Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs.  If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all.  Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Item 3.02   Unregistered Sales of Equity Securities.

On January 9, 2009, pursuant to the terms of the Exchange Agreement entered into by and among SRKP 18, Inc. (“SRKP 18”), World Orient Universal Limited, a British Virgin Islands corporation (“World Orient”), and shareholders of World Orient (as described in Item 2.01 above), SRKP 18 issued 1,985,000 shares of common stock to the shareholders of World Orient in exchange for all of the issued and outstanding shares of World Orient.  The securities were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  The shareholders of World Orient are qualified as accredited investors (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 9, 2009, we conducted an initial closing of a private placement (the “Private Placement”).  We received gross proceeds of approximately $1,756,000 in a private placement transaction; up to $5 million of Series A Convertible Preferred Stock is being offered in the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,097,500 shares of Series A Convertible Preferred Stock at a price of $1.60 per share.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.  Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Upon the final closing of the Private Placement, the placement agent will earn a placement fee equal to 12% of the funds placed in the Private Placement and a 4% non-accountable expense allowance, in addition to a success fee of $122,750.

This current report is not an offer of securities for sale.  Any securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from registration.

On January 3, 2007, SRKP 18 issued 7,096,390 shares of common stock for an aggregate cash consideration of $5,000 and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share for an aggregate cash consideration of $2,500.  SRKP 18 sold these shares of common stock and warrants under the exemption from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.  Upon the full exercise of the Purchase Right, the shareholders of SRKP 18 agreed to the cancellation of an aggregate of 5,971,390 shares of common stock and warrants to purchase 6,431,299 shares of common stock held by them.

POST-SHARE EXCHANGE, PRIVATE PLACEMENT AND PURCHASE RIGHT DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 17,455,000 shares are issued and outstanding as of the close of the Share Exchange, Private Placement and Purchase Right.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;
•	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
•	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and
•	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Share Exchange, the sale of the maximum number of shares offered in the Private Placement and Purchase Right, our Chief Executive Officer and Chairman of the Board, Zhong Bo, will own approximately 54.5% of the outstanding shares of our common stock (assuming the full conversion of the maximum number of shares of Series A Convertible Preferred Stock).  Accordingly, after completion of the Share Exchange, Private Placement and Purchase Right, Mr. Zhong will be in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series.  Upon completion of the initial closing of the Private Placement, we have issued 1,097,500 shares of our Series A Convertible Preferred Stock; an aggregate of up to 3,125,000 shares of our Series A Convertible Preferred Stock may be issued further to the Private Placement.  Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares.  However, if the Company at any time prior to the first trading day on which its common stock is quoted on the NYSE Alternext, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price.  Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the Company’s common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, and (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement.

If the Company pays a stock dividend on its shares of common stock, subdivides outstanding shares of common stock into a larger number of shares, combines, through a reverse stock split, outstanding shares of its common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of its capital stock, then the conversion price of the Series A Convertible Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Convertible Preferred Stock shall receive $1.10 per share of Series A Convertible Preferred Stock and are entitled to receive in preference to the holders of common stock an amount per share of $1.10 plus any accrued but unpaid dividends.  If the Company’s assets are insufficient to pay the above amounts in full, then all of its assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If any shares of the Company’s Series A Convertible Preferred Stock are redeemed or converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

A copy of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock is attached hereto as Exhibit 3.3.

Warrants

Prior to the Share Exchange, Private Placement and Purchase Right, the shareholders of SRKP 18 held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 6,676,390 warrants will be cancelled in conjunction with the full exercise of the Purchase Right.  Upon the full exercise of the Purchase Right, the shareholders will hold an aggregate of 420,000 warrants with an exercise price of $0.0001.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NYSE Alternext.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years.  In some cases, these fluctuations have been unrelated to the operating performance of the affected companies.  Many companies have experienced dramatic volatility in the market prices of their common stock.  We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially.  Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Announcements of innovations or new products or services by us or our competitors;
•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Period-to-period fluctuations in our operating results;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Investor perceptions of us; and
•	General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;
•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Item 5.01   Changes in Control of Registrant.

OVERVIEW

On December 11, 2008, SRKP 18, Inc. (“SRKP 18”) entered into a share exchange agreement with World Orient Universal Limited, a company organized under the laws of the British Virgin Islands (“World Orient”) and the shareholders of World Orien.  Pursuant to the share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), SRKP 18 issued an aggregate of 1,985,000 shares of its common stock to the World Orient shareholder in exchange for all of the issued and outstanding shares of World (the “Share Exchange”).  The Share Exchange closed on January 9, 2009.  Upon the closing of the Share Exchange, SRKP 18 (i) became the 100% parent of World Orient, (ii) assumed the operations of World Orient and its subsidiaries, including Zhengzhou ZST and (iii) changed its name from SRKP 18, Inc. to ZST Digital Networks, Inc.

On January 9, 2009, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction (the “Private Placement”).  We received gross proceeds of approximately $1,756,000 in the Private Placement; up to $5 million of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) is being offered in the Private Placement.  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 1,097,500 shares of our Series A Preferred Stock at a price of $1.60 per share.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.  We agreed to file a registration statement covering the common stock underlying the Series A Preferred Stock sold in the private placement within 60 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor.

After the Share Exchange, we intend to offer Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) a thirty (30) day right to purchase up to 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”).  Each of the shareholders and warrantholders of SRKP 18 prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “SRKP 18 Share and Warrant Cancellation”).  Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange.

Immediately following the closing of the Share Exchange, the sale of the maximum number of shares of Series A Preferred Stock in the Private Placement and Purchase Right, Mr. Zhong Bo will beneficially own approximately 54.5% of our issued and outstanding common stock, the pre-existing shareholders of SRKP 18 will own approximately 14.3% and investors in the Private Placement (assuming the sale of the maximum number of shares of Series A Preferred Stock offered in the Private Placement and full conversion of the maximum number of shares of the Series A Preferred Stock) will own 15.2%.  We issued no fractional shares in connection with the Share Exchange.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 2,940,000 shares of common stock and 420,000 shares of common stock issuable upon the exercise of outstanding warrants held by stockholders of SRKP 18 immediately prior to the Share Exchange.  Of these shares, 600,055 shares of common stock and 85,723 shares of common stock underlying warrants would be covered by the registration statement filed in connection with the Private Placement and 2,339,945 shares of common stock and 334,277 shares of common stock underlying warrants will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of its common stock on the NYSE Alternext.

The shares of our common stock issued to the shareholders of World Orient in connection with the Share Exchange were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of Zhengzhou ZST.  Our relocated executive offices are at Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, China.

For accounting purposes, the acquisition was accounted for using the purchase method of accounting in accordance with SFAS 141R, Business Combinations.  A change of control of our company shall occur upon the full exercise of the Purchase Right by Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”)

At the consummation of the Share Exchange, SRKP 18’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Zhong Bo, Zhong Lin, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang to the board of directors of our company, with Zhong Bo serving as Chairman.  The directors and officers of SRKP 18 prior to the Share Exchange then resigned as officers and directors of our company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, our company’s board appointed Zhong Bo as Chief Executive Officer, Zeng Yun Su as Chief Financial Officer and Corporate Secretary, Zhong Lin as Chief Operating Officer and Xue Na as Deputy General Manager and President of the Labor Union.

The execution of the Exchange Agreement was reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2008 and a copy of the Exchange Agreement is filed as Exhibit 2.2 to this Current Report on Form 8-K.  The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Share Exchange, Richard A. Rappaport and Anthony C. Pintsopoulos served as directors of SRKP 18 and Mr. Pintsopoulos served as Chief Financial Officer and Secretary and Mr. Rappaport served as President of SRKP 18.

Upon closing of the Share Exchange, the following individuals were named to the board of directors and executive management of our company:

Name	Age	Position
Zhong Bo	58	Chairman of the Board of Directors and Chief Executive Officer
Zhong Lin	28	Director and Chief Operating Officer
Yang Ai Mei	58	Director
Tian Li Zhi	35	Director
Sheng Yong	46	Director
Liu Hui Fang	30	Director
Zeng Yun Su	45	Chief Financial Officer and Corporate Secretary
Xue Na	30	Deputy General Manager and President of the Labor Union

Zhong Bo has been chairman of the board of ZST since 1996.  He has also served as the director of the Henan Association for the Promotion of Non-Governmental Entrepreneurs since July 1999, as the President of the Federation of Industry and Commerce (General Chamber of Commerce) since January 2001 and as a committee member of the Chinese People’s Political Consultative Conference since January 2004.  From October 1989 to September 1992, Mr. Zhong served as the manager of the Zhengzhou and Luoyang Offices of Beijing CEC Video & Audio Technology Jointly Developed Corporation.   From September 1970 to September 1989, Mr. Zhong served as the technical principal of the Zhumadian Branch of the Wuhan Times Academy of Sciences.  Mr. Zhong obtained a degree in Electronics in September 1989 from the Electronic Engineering Department of Tsinghua University and a Master’s degree in Business Management in 2003 from Asia International Open University in Macau.

Zhong Lin has served as general manager of ZST since January 2008.  Prior to serving as general manager, from april 2005 to December 2007, Mr. Zhong served as the manager of the system integration department of ZST.  Mr. Zhong received his MBA in 2005 from University of Manhatten B.C.  From 1997 to 2001, Mr. Zhong studied Computer Information Management at Nanjing University of Science and Technology.

Yang Ai Mei has served as managing director of Zhengzhou Guangda Textiles Co., Ltd., a cotton manufacturing company, since May 1995, where she has worked since 1988.  From January 1978 to January 1988, Ms. Yang was the manager of Zhongyuan Labour Services Company, a company which engages in the sale and trade of textiles.  Ms. Yang received a Bachelor of Economics in the field of Management in 1975 from Zheng Zhau University.

Tian Li Zhi has been employed as an attorney for the Henan Image Law Firm since May 2000.  From May 1997 to May 2000, Ms. Tian was a legal consultant for Zhengzhou Asia Group, a company which manages commercial properties.  Ms. Tian received a law degree in 1997 from Zheng Zhau University.

Sheng Yong has served as the general manager of Iaoning Unified Biological Energy Sources Co., Ltd., a biological energy company, since January 2004.  From January 1988 to January 2004, Mr. Sheng was the deputy general manager of Zhengzhou Yinhe Joint-Stock Co., Ltd., a textile manufacturing company.  Mr. Sheng received a Bachelor of Economics in Management from the Air Force Polities Academy of the Chinese People’s Liberation Army in 1999.

Liu Hui Fang has served as finance manager of Henan Zhongfu Container Co., Ltd., a company which engages in the production and sale of plastic packaging, since August 2002.  From July 1999 to August 2002, Ms. Liu served as chief accountant of Zhengzhou Fukang Medical Equipment Co., Ltd., a distributor of medical equipment. Ms. Liu received a degree in business accounting in 1999 from Henan Business College.  She is also a member of The Chinese Institute of Certified Public Accountants.

Zeng Yun Su has served as the chief financial officer of ZST since September 2008.  Prior to his employment with ZST, from November 1992 to July 2008, Mr. Zeng served as assistant director and then as the office director and director of the comprehensive plan department for the Henan General Construction Investment Company.  In 1992, Mr. Zeng worked at the Commodity Grain Base Office of the Henan Provincial Department of Agriculture.  Mr. Zheng received a diploma in politics and economics in 1999 from Henan University.

Xue Na has served as deputy general manager of ZST since September 2005 and as president of the labor union for ZST since 2003.  From January 2002 to August 2005, Ms. Xue served as the assistant general manager of ZST and from July 1997 to December 2001, she held the position of office director of ZST.  Ms. Xue received her MBA in 2002 from Asia International Open University (Macau).  From 1995 to 1997, Ms. Xue studied public relations at Zhengzhou Huanghe Science and Technology College.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Family Relationships

Zhong Bo is the father of Zhong Lin.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

There have been no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by our Board of Directors as a whole.  Our company is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on the NYSE Alternext, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NYSE Alternext and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to the closing of the Share Exchange on January 9, 2009, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company.  Richard Rappaport, our President, and Anthony Pintsopoulos, our Chief Financial Officer and Secretary, during 2007 and 2008 prior to the Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer and Chairman of the Board, Zhong Bo, determined the compensation for our current executive officers that was earned and paid in fiscal 2007.  Compensation for our current executive officers, which currently consists of Zhong Bo, Zhong Lin, Zeng Yun Su and Xue Na, is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf.  Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation.  The key factors may vary depending on which area of business a particular executive officer’s work is focused on.  Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development.  For these reasons, the elements of compensation of our executive officers are salary and bonus.  Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.  With respect to the amount of a bonus, Zhong Bo evaluates our company’s achievements for the fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts.  Zhong Bo also conducts a monthly and annual evaluation of the achievement level of an executive based on individual performance measurements, such as contribution to the achievement of the company’s goals and individual performance metrics based on their positions and responsibilities.  Bonuses are paid at the end of each fiscal year.

We believe that the salaries paid to our executive officers during 2007 and 2006 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company, as measured by the local market in China.  We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China.  Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States.  Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future.  Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.  Executive compensation for 2008 will follow the same evaluation methods as were used for 2007.  We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our Board of Directors does not currently have a compensation committee.  We anticipate that our Board of Directors will establish a compensation committee in the near future that will be comprised of non-employee members of our Board of Directors.  Our current expectation is that the compensation committee of our Board of Directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives.  Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.

Until such time as a formal compensation program and committee is established, which we expect will occur in the near future, Zhong Bo will structure compensation and bonus levels and our Board of Directors will approve the structure.  After the compensation committee is formed, it will determine the structure.  Our Board of Directors has established a compensation program for executive officers for 2008 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect.  For 2008, bonuses for executive officers will be based on company and individual performance factors, as described above.  If we successfully complete our proposed listing on the NYSE Alternext and offering in 2008, we may adjust our bonus evaluations upwards in 2008, but, in such case, we do not intend to increase it by more than 20%.  That determination would likely be made towards the end of the fiscal year 2008.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the two fiscal years ended December 31, 2007 of the principal executive officer, principal financial officer, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	All other compensation (1)	Total

Zhong Bo	2007	$6,297	$-	$-	$6,297
Chief Executive Officer	2006	2,703	-	-	2,703

Zeng Yun Su	2007	$-	$-	$-	$-
Chief Financial Officer and Corporate Secretary	2006	-	-	-	-

Richard Rappaport (2)	2007	$-	$-	$-	$-
Former Chief Executive Officer	2006	-	-	-	-
and Former Director

Anthony Pintsopoulos (2)	2007	$-	$-	$-	$-
Form Chief Financial Officer,	2006	-	-	-	-
Former Secretary, and
Former Director

(1) Relates to automobile, housing and medical personal benefits.
(2) Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Share Exchange on January 9, 2009.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007.

Option Exercises and Stock Vested in 2007

There were no option exercises or stock vested in 2007.

Pension Benefits

There were no pension benefit plans in effect in 2007.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2007.

Employment Agreements

Each of Zhong Bo, Zhong Lin, Zeng Yun Su and Xue Na are parties to employment agreements with durations of one year from January 1, 2008 to December 31, 2008, further to which each employee is paid a monthly salary as follows:

•	Zhong Bo is paid a monthly salary of RMB 4,500, which is approximately US$661.76.

•	Zhong Lin is paid a monthly salary of RMB 3,200, which is approximately US$470.59.

•	Zeng Yun Su is paid a monthly salary of RMB 3,200, which is approximately US$470.59.

•	Xue Na is paid a monthly salary of RMB 2,500, which is approximately US$367.65.

The employment agreements provide that the parties may terminate the agreement upon mutual agreement or upon one month prior written notice to the other party. An employee may terminate his or her employment immediately under certain circumstances including if the Company fails to provide certain required labor protection or working conditions, fails to pay compensation on time and in full, or acts in such a way to harm the employee’s right and interests or threaten his or her personal safety.  The employment agreements also provide that the Company may terminate such agreement immediately under certain circumstances including if the employee does not satisfy the conditions for employment during the probation period, materially breaches the Company’s rules and regulations, or neglects his or her duties thereby causing substantial damage to the Company.  The employment agreements restrict the Company’s ability to terminate the employment agreements under certain circumstances including if the employee has proven that he is unable to work due to a work-related injury, or has contracted an illness or sustained a non-work-related injury and the prescribed period of medical care has not yet expired.  In addition, the employment agreements provide that under certain circumstances, the employee may have to compensate the Company for economic losses incurred.  Under the employment agreements, the employees have an obligation to maintain commercial secrets of the Company.  The employment agreements contain general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreements that cannot first be settled by consultation and negotiation.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its Board of Directors for their services in that capacity.  The Company intends to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

World Orient Universal Limited and Subsidiaries

Upon closing of the Share Exchange, World Orient Universal Limited (“World Orient”) became a wholly-owned subsidiary of ZST Digital Networks, Inc.  Global Asia Universal Limited (“Global Asia”) is a wholly-owned subsidiary of World Orient, EverFair Technologies, Ltd. (“EverFair”) is a wholly-owned subsidiary of Global Asia and Zhengzhou Shenyang Technology Company Limited (“Zhengzhou ZST”) is a wholly-owned subsidiary of EverFair.  Each of the foregoing companies has interlocking executive and director positions with the other.

Share Exchange

On January 9, 2009, SRKP 18 completed the Share Exchange with World Orient and the former shareholders of World Orient.  At the closing, World Orient became a wholly-owned subsidiary of SRKP 18 and 100% of the issued and outstanding securities of World Orient were exchanged for securities of SRKP 18.  An aggregate of 1,985,000 shares of common stock were issued to the shareholders of World Orient.  As of the close of the Share Exchange, the former shareholders of World Orient owned approximately 9.6% of the issued and outstanding stock of SRKP 18.

The Company’s Board of Directors resigned in full and appointed Zhong Bo, Zhong Lin, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang to the board of directors of our company, with Zhong Bo serving as Chairman.  The Company’s Board of Directors also appointed Zhong Bo as Chief Executive Officer, Zeng Yun Su as Chief Financial Officer and Corporate Secretary, Zhong Lin as Chief Operating Officer and Xue Na as Deputy General Manager and President of the Labor Union.

Private Placement

The placement agent for the $1,756,000 equity financing conducted by the Company on the close of the Share Exchange will receive a commission equal to 12% of the gross proceeds from the financing and a 4% non-accountable expense allowance, in addition to a success fee of $122,750, upon the final closing of the Private Placement.  Up to $5 million of Series A Preferred Stock is being offering in the Private Placement.  Furthermore, in connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.

Richard Rappaport, the President of SRKP 18 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in the placement agent.  Anthony C. Pintsopoulos, an officer, director and significant shareholder of SRKP 18 prior to the Share Exchange, is the Chief Financial Officer of the placement agent.  Kevin DePrimio and Jason Stern, each employees of the placement agent, are also shareholders of SRKP 18.  Thomas J. Poletti is a former shareholder of SRKP 18 and a partner of K&L Gates LLP, ZST’s U.S. legal counsel.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.  This current report is not an offer of securities for sale.  Any securities sold in the private placement have not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless registered under the Securities Act of 1933, as amended, or pursuant to an exemption from such registration.

Purchase Right and Share and Warrant Cancellation

After the Share Exchange, we intend to offer Zhong Bo, our Chief Executive Officer and Chairman of the Board, Wu Dexiu, Huang Jiankang, Sun Hui and Li Yuting (the “ZST Management”) a thirty (30) day right to purchase up to 12,530,000 shares of our common stock at a per share purchase price of $0.2806 (the “Purchase Right”).  Each of the shareholders and warrantholders of SRKP 18 prior to the Share Exchange agreed to cancel 0.3317 shares of common stock and warrants to purchase 0.5328 shares of common stock held by each of them for each one (1) share of common stock purchased by the ZST Management pursuant to the Purchase Right (the “SRKP 18 Share and Warrant Cancellation”).  Assuming the exercise in full of the Purchase Right, we will cancel an aggregate of 4,156,390 shares of common stock and warrants to purchase 6,676,390 shares of common stock held by certain of our stockholders and warrantholders prior to the Share Exchange.

Patent License Agreement

Our Chief Executive Officer, Zhong Bo, has legal ownership of one patent in China that we rely on in the operation of our business. On January 9, 2009, we entered into patent license agreement with Mr. Zhong for the right to use such patent in the operation of our business. We and Mr. Zhong also intend to file appropriate certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal license of the patent by us. Mr. Zhong did not receive any additional consideration for the license of the intellectual property rights to us, other than the execution of the patent license agreement being a condition to the closing of Share Exchange.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise.  We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  As of the Effective Time of the Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Share Exchange on January 9, 2009 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Share Exchange, Private Placement and Purchase Right, we had outstanding 7,096,390 shares of common stock, warrants to purchase 7,096,390 shares of common stock and no options to purchase shares of common stock.  Immediately after the closing of the Share Exchange, the sale of all shares offered in the Private Placement and Purchase Right, we will have 17,455,000 issued and outstanding shares of common stock, 3,125,000 shares of Series A Preferred Stock, no options and warrants to purchase 420,000 shares of common stock at an exercise price of $0.0001 per share.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Share Exchange and assuming the sale of all shares offered in the Private Placement based on 20,580,000 issued and outstanding shares of common stock (assuming the full conversion of the maximum number of shares of Series A Preferred Stock), by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;
•	Each executive officer;
•	Each director; and
•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o ZST Digital Networks, Inc., Building 28, Huzhu Road, Zhongyuan District, Zhengzhou, China.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Share Exchange, Private Placement Offering (assuming the sale of all shares offered in the Private Placement) and Purchase Right		Percent of Class

Directors and Executive Officers:

Zhong Bo	Chairman of the Board of Directors and Chief Executive Officer	11,223,121		54.5%

Zhong Lin	Director and Chief Operating Officer	0		0%

Yang Ai Mei	Director	0		0%

Tian Li Zhi	Director	0		0%

Sheng Yong	Director	0		0%

Liu Hui Fang	Director	0		0%

Zeng Yun Su	Chief Financial Officer and Corporate Secretary	0		0%

Xue Na	Deputy General Manager and President of the Labor Union	0		0%

All Officers and Directors as a Group (total of eight (8) persons)		11,223,121		54.5%

5% Stockholders:

Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		2,153,422	(1)	10.3%

WestPark Financial Services, LLC (2) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		1,313,423	(3)	6.3%

Wu Dexiu No. 5, Unit 6, Block 28 Huzhu Road, Zhongyuan District Zhengzhou, PRC		1,090,110		5.3%

* Indicates less than 1%.

(1)
Includes 470,399 shares of common stock and a warrant to purchase 67,200 shares of common stock owned by Mr. Rappaport.  Also includes 132,300 shares of common stock and warrants to purchase 18,900 shares of common stock owned by each the Amanda Rappaport Trust and the Kailey Rappaport Trust as well as the shares of common stock and warrants to purchase shares of common stock owned by WestPark Financial Services, LLC.  Mr. Rappaport, as Trustee of the Rappaport Trusts and Chief Executive Officer and Chairman of WestPark Financial Services, LLC, may be deemed the indirect beneficial owner of these securities since he has sole voting and investment control over the securities.

(2)	Mr. Rappaport serves as Chief Executive Officer and Chairman of WestPark Financial Services, LLC.

(3)	Includes 1,149,246 shares of common stock and a warrant to purchase 164,177 shares of common stock.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the consummation of the Share Exchange, SRKP 18’s board of directors immediately prior to the Share Exchange, which consisted of Richard A. Rappaport and Anthony C. Pintsopoulos, appointed Zhong Bo, Zhong Lin, Yang Ai Mei, Tian Li Zhi, Sheng Yong and Liu Hui Fang to the Company’s Board of Directors, with Zhong Bo serving as Chairman.  The directors and officers of SRKP 18 prior to the Share Exchange then resigned as officers and directors of the Company upon the closing of the Share Exchange.  In addition, concurrent with the closing of the Share Exchange, the Company’s board appointed Zhong Bo as Chief Executive Officer, Zeng Yun Su as Chief Financial Officer and Corporate Secretary, Zhong Lin as Chief Operating Officer and Xue Na as Deputy General Manager and President of the Labor Union.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

Item 5.03           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately after the closing of the Share Exchange, SRKP 18 changed its corporate name from “SRKP 18, Inc.” to “ZST Digital Networks, Inc.” by the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State’s Office on January 9, 2009.  SRKP 18 effected the name change to better reflect the nature of its new business operations following the Share Exchange.  The Certificate of Ownership and Merger is attached hereto as Exhibit 3.4.  Holders of stock certificates bearing the name “SRKP 18, Inc.” may continue to hold them and will not be required to exchange them for new certificates or take any other action.

Item 5.06           Change in Shell Company Status.

Prior to the closing of the Share Exchange, SRKP 18 was a “shell company” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, SRKP 18 ceased being a shell company upon completion of the Share Exchange.

Item 9.01            Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

We are providing financial and other information for informational purposes only.  It does not necessarily represent or indicate what the financial position and results of operations of our company will be now that the Share Exchange is concluded.

FINANCIAL STATEMENTS OF ZHENGZHOU SHENYANG TECHNOLOGY COMPANY LIMITED

The financial statements for Zhengzhou Shenyang Technology Limited, a company organized under the laws of the People’s Republic of China, for the years ended December 31, 2007, 2006 and 2005 and the nine months ended September 30, 2008, are provided below.  You are encouraged to review the financial statements and related notes.

ZHENGZHOU SHENYANG TECHNOLOGY COMPANY LIMITED

FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2006 AND 2007 AND SEPTEMBER 30, 2008

ZHENGZHOU SHENYANG TECHNOLOGY COMPANY LIMITED

INDEX

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Zhengzhou Shenyang Technology Company Limited

We have audited the accompanying balance sheets of Zhengzhou Shenyang Technology Company Limited as of December 31, 2007, 2006 and 2005 and the related statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the company management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zhengzhou Shenyang Technology Company Limited at December 31, 2007, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
October 2, 2008

Zhengzhou Shenyang Technology Company Limited
Balance Sheets
(In US Dollars)

	September 30,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$846,864	$2,817,355	$1,125,804	$1,183,665	$222,828
Trade receivables (Note 3)	18,213,473	5,737,914	9,419,029	3,417,763	1,400,590
Contract receivable (Note 4)	108,315	98,744	101,499	94,946	51,697
Short-term demand loans receivable (Note 6)	7,944	885,529	769,855	731,645	589,574
Inventories, net (Note 5)	391,094	1,757,655	5,488,794	2,622,909	813,880
Taxes recoverable	74,508	-	129,567	6,713	-
Prepaid expenses and other receivables	154,528	98,393	12,930	11,579	24,762
Total Current Assets	19,796,726	11,395,590	17,047,478	8,069,220	3,103,331
Property, plant and equipment, net (Note 7)	20,930	43,575	62,520	81,048	304,586
Total Assets	$19,817,656	$11,439,165	$17,109,998	$8,150,268	$3,407,917

LIABILITIES AND STOCKHOLDERS'
Current Liabilities
Accounts payable-trade	$7,425,614	$778,771	$3,026,572	$5,353,267	$926,499
Customer deposit	1,463	181,828	36,854	3,206	11,808
Billings in excess of costs on uncompleted projects (Note 9)	31,550	27,991	18,635	1,943	-
Accrued liabilities and other payable	269,128	324,595	222,440	146,971	106,381
Various taxes payable	15,678	65,948	165,947	21,220	78,694
Short-term demand loans payable (Note 8)	3,916,793	6,142,445	7,933,436	814,621	554,850
Employee security deposit payable	18,954	11,810	12,281	12,831	14,981
Unearned warranty revenues	660,195	-	837,800	-	-
Wages payable	50,910	-	23,890	7,775	-
Dividend payable	-	-	2,624,266	-	-
Corporate tax payable	576,342	149,319	-	-	93,092
Total current liabilities	12,966,627	7,682,707	14,902,121	6,361,834	1,786,305
Due to related parties (Note 11)	-	34,134	-	19,237	22,730
Due to affiliated company (Note 11)	19,885	22,770	23,405	-	233,746
Total Liabilities	12,986,512	7,739,611	14,925,526	6,381,071	2,042,781

Commitments and Contingencies (Note 12)	-	-	-	-	-

Stockholders' Equity
Authorized capital	1,321,556	1,321,556	1,321,556	2,177,411	2,177,411
Additional paid-in capital	145,894	70,614	96,889	26,810	6,905
Accumulated other comprehensive income	525,664	277,547	408,513	138,200	49,963
Retained earnings (restricted) (Note 10)	575,010	123,126	575,010	123,126	39,688
Retained earnings (unrestricted)	4,270,335	2,040,088	(148,948)	427,807	(127,443)
Due from related parties (Note 11)	(7,315)	(133,377)	(68,548)	(1,124,157)	(781,388)
Total stockholders' equity	6,831,144	3,699,554	2,184,472	1,769,197	1,365,136
Total Liabilities and Stockholders'	$19,817,656	$11,439,165	$17,109,998	$8,150,268	$3,407,917

The accompanying notes are an integral part of these financial statements.

Zhengzhou Shenyang Technology Company Limited
Statements of Operations
(In US Dollars)

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)

Revenue	$41,216,505	$15,610,549	$27,912,616	$5,650,246	$2,128,922
Cost of goods sold	(33,563,129)	(12,638,629)	(23,069,191)	(4,477,671)	(1,500,811)
Gross Profit	7,653,376	2,971,920	4,843,425	1,172,575	628,111

Operating Costs and Exp
Selling expenses	107,235	40,799	2,587	19,381	56,564
Depreciation	33,637	30,183	43,546	42,047	25,531
Other general and administrative	620,159	328,005	715,066	230,337	303,840
Research and development	-	-	88,864	48	125
Total operating costs and exp	761,031	398,987	850,063	291,813	386,060
Income from Operations	6,892,345	2,572,933	3,993,362	880,762	242,051

Other Income (Expenses)
Gain (loss) on disposal of assets	-	-	(319)	48,183	-
Interest income	-	10	3,489	473	43,837
Interest expense	(246,377)	(91,650)	(196,322)	(11,616)	-
Imputed interest	(49,005)	(43,804)	(70,079)	(19,905)	(6,905)
Sundry income (expense), net	(1,018)	(88)	310	55,368	(28)
Total Other Income (Expenses)	(296,400)	(135,532)	(262,921)	72,503	36,904
Income before Income Tax	6,595,945	2,437,401	3,730,441	953,265	278,955
Income Taxes	(2,176,662)	(825,119)	(1,231,046)	(314,577)	(92,055)
Net Income	$4,419,283	$1,612,282	$2,499,395	$638,688	$186,900

The accompanying notes are an integral part of these financial statements.

Zhengzhou Shenyang Technology Company Limited
Statements of Changes in Stockholders’ Equity and Comprehensive Income
(In US Dollars)

			Accumulated			Due
		Additional	Statutory	Other	Retained	from	Total
		Paid-in	Reserve	Comprehensive	Earnings	Related	Stockholders’	Comprehensive
	Capital	Capital	Fund	Income	(Unrestricted)	Parties	Equity	Income

Balance at December 31, 2004	$2,177,411	$-	$3,888	$152	$(278,543)	$(316,661)	$1,586,247
Allocation of retained earnings to statutory reserve fund	-	-	35,800	-	(35,800)	-	-
Imputed interest allocated	-	6,905	-	-	-	-	6,905
Net income for the year	-	-	-	-	186,900	-	186,900	$186,900
Foreign currency translation adjustment	-	-	-	49,811	-	-	49,811	49,811
Comprehensive income	-	-	-	-	-	-	-	$236,711
Due from related parties	-	-	-	-	-	(464,727)	(464,727)

Balance at December 31, 2005	2,177,411	6,905	39,688	49,963	(127,443)	(781,388)	1,365,136
Allocation of retained earnings to statutory reserve fund	-	-	83,438	-	(83,438)	-	-
Imputed interest allocated	-	19,905	-	-	-	-	19,905
Net income for the year	-	-	-	-	638,688	-	638,688	$638,688
Foreign currency translation adjustment	-	-	-	88,237	-	-	88,237	88,237
Comprehensive income	-	-	-	-	-	-	-	$726,925
Due from related parties	-	-	-	-	-	(342,769)	(342,769)

Balance at December 31, 2006	2,177,411	26,810	123,126	138,200	427,807	(1,124,157)	1,769,197
Authorized capital withdrew from shareholders	(855,855)	-	-	-	-	-	(855,855)
Allocation of retained earnings to statutory reserve fund	-	-	451,884	-	(451,884)	-	-
Imputed interest allocated	-	70,079	-	-	-	-	70,079
Dividend declared	-	-	-	-	(2,624,266)	-	(2,624,266)
Net income for the year	-	-	-	-	2,499,395	-	2,499,395	$2,499,395
Foreign currency translation adjustment	-	-	-	270,313	-	-	270,313	270,313
Comprehensive income	-	-	-	-	-	-	-	$2,769,708
Due from related parties	-	-	-	-	-	1,055,608	1,055,608

Balance at December 31, 2007	1,321,556	96,889	575,010	408,513	(148,948)	(68,548)	2,184,472
Imputed interest allocated	-	49,005	-	-	-	-	49,005
Net income for nine months ended September 30, 2008	-	-	-	-	4,419,283	-	4,419,283	$4,419,283
Foreign currency translation adjustment	-	-	-	117,151	-	-	117,151	117,151
Comprehensive income	-	-	-	-	-	-	-	$4,536,434
Due from related parties	-	-	-	-	-	61,233	61,233

Balance at September 30, 2008	$1,321,556	$145,894	$575,010	$525,664	$4,270,335	$(7,315)	$6,831,144

The accompanying notes are an integral part of these financial statements.

Zhengzhou Shenyang Technology Company Limited
Statements of Cash Flows
(In US Dollars)

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net income	$4,419,283	$1,612,282	$2,499,395	$638,688	$186,900
Adjustments to reconcile net income to net cash provided (used) by operating activities
Depreciation	33,637	30,183	43,546	42,047	125,993
Imputed interest	49,005	43,804	70,079	19,905	6,905
Gain/Loss on disposal of assets	-	316	319	(48,183)	-
Changes in operating assets and liabilities
Accounts receivable-trade, net	(8,794,444)	(2,320,151)	(6,001,266)	(2,017,173)	(468,994)
Contract receivable	(6,816)	(3,798)	(6,553)	(43,249)	(51,697)
Prepaid expenses and other receivables	(141,598)	(86,814)	(1,351)	13,183	(9,017)
Inventories, net	5,097,700	865,254	(2,865,885)	(1,809,029)	(514,828)
Accounts payable and accrued liabilities	4,417,012	(4,219,270)	(2,218,128)	4,456,606	(822,362)
Billings in excess of costs on uncompleted projects	12,915	26,048	16,692	1,943	-
Various taxes payable	(95,210)	51,441	21,873	(64,187)	76,553
Unearned revenues	(177,605)	-	837,800	-	-
Wages payable	27,020	(7,775)	16,116	7,775	-
Corporate tax payable	576,342	149,319	-	(93,092)	93,092
Net cash provided (used) by operating activities	5,417,241	(3,859,161)	(7,587,363)	1,105,234	(1,377,455)

Cash Flows from Investing Activities
Purchases of property and equipment	-	(10,451)	(43,082)	-	(5,110)
Proceeds of disposal of fixed assets	11,234	22,209	22,661	193,186	-
Due from related parties	61,233	990,780	1,055,608	(342,769)	(464,727)
Net cash provided (used) by investing activities	72,467	1,002,538	1,035,187	(149,583)	(469,837)

Cash Flows from Financing Activities
Changes in short-term demand loans receivable	761,911	(153,884)	(38,210)	(142,071)	716,230
Changes in short-term demand loans payable	(4,016,643)	5,327,824	7,118,815	259,771	554,850
Decrease in authorized capital	-	(855,855)	(855,855)	-	-
Dividend paid	(2,624,266)	-	-	-	-
Due to related parties	(3,520)	37,667	4,168	(237,239)	255,395
Net cash provided (used) by financing activities	(5,882,518)	4,355,752	6,228,918	(119,539)	1,526,475

Effect of exchange rate changes on cash
and cash equivalents	113,869	134,561	265,397	124,725	41,229
Increase (decrease) in cash and cash equivalents	(278,941)	1,633,690	(57,861)	960,837	(279,588)
Cash and cash equivalents, beginning of period	1,125,805	1,183,665	1,183,665	222,828	502,416

Cash and cash equivalents, end of period	$846,864	$2,817,355	$1,125,804	$1,183,665	$222,828

Supplemental disclosure information:
Interest paid	$246,377	$91,650	$196,322	$11,616	$-
Income taxes paid	$2,176,662	$825,119	$1,231,046	$314,577	$92,055

The accompanying notes are an integral part of these financial statements.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

Zhengzhou Shenyang Technology Company Limited (“the Company”) was established on May 20, 1996 as a private domestic corporation in Zhengzhou, Henan Province, PRC with an authorized capital of Reminbi (the Chinese currency, “RMB”) 1.5 million. On April 8, 1999, the Company increased its authorized capital from RMB 1.5 million to RMB 8 million. On July 27, 2004, the Company further increased its authorized capital to RMB 18 million. On March 15, 2007, the Company decreased its authorized / invested capital to RMB 11.5 million.

In 2005, the Company’s primary revenues were from sales of broadcasting equipment, hi-tech optical transmission devices, and telecommunication products. The Company had one construction project in 2005 to provide design and install monitoring and telecommunication system. The Company also provided testing and technician consulting services.

In 2006, the Company’s sales of hi-tech optical transmission devices and telecommunication products increased significantly, the Company sold its raw materials and production line, and shifted into wholesale business. The Company also had several small construction projects and some testing services.

In 2007, the Company focused its business development efforts on sales of Internet Protocol Television (“IPTV”) and hi-tech optical transmission devices. The Company also sold one-year warranties along with the sales of IPTV devices.  In 2008, the Company carried the same policy and all revenues only from sales and warranty.  There are still several construction projects in process but no revenues recorded yet since the Company adopted the completed contract method of accounting for its construction projects.

In 2008, the Company continued its focus on sales of IPTV devices and related warranties. The Company has several construction projects in process but no revenues recorded due to adoption of the completed contract method of accounting for construction projects.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, and all highly-liquid investments with original maturities of three months or less at the time of purchase.  Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. The Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and our operating results. The Management’s judgment and assessment on customers credit is severely to approve. The Company does not provide for a bad debt allowance but uses the direct write-off method due to its historical collection experience. There were no bad debts as at December 31, 2007, 2006 and 2005 and as at September 30, 2008 and 2007.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Inventories

Inventories, which are primarily comprised of raw materials and finished goods, are stated at the lower of cost or net realizable value, using the first-in first-out (FIFO) method. Cost is determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Machinery and equipment	5 years
Office equipment	5 years
Automobile	5 years
Other equipment	10 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Revenue Recognition

The Company recognizes product sales revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. The Company generally recognizes revenue when its products are shipped.

The IPTV sales contracts include one year warranty period. The Company recorded the warranty as unearned revenue when the sales occurred and then amortized and recognized warranty revenues on a straight-line basis over the warranty period. The warranty costs were mainly the costs of materials used for repairing those sold products and were expensed when incurred. As the costs associated with such warranty revenues were immaterial in monetary terms and the time spent for repair work on those warranty items was minimal, no warranty liability was accrued at all periods.

Revenues from fixed-price construction contracts are recognized on the completed-contract method. This method is used because most of the construction and engineering contracts are completed within six months or less and financial position and results of operations do not vary significantly from those which would result from using the percentage-of-completion method. A contract is considered complete when all costs have been incurred and the installation is operating according to specifications or has been accepted by the customer.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, suppliers, tools, repairs, and depreciation costs. General and administrative costs are charged to expenses as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Claims are included in revenues when received.

Comprehensive Income

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Concentration of Credit Risk

The Company maintains cash balances at various financial institutions in PRC which do not provide insurance for amounts on deposit. The Company operates principally in PRC and grants credit to its customers. Although the PRC is economically stable, it is always possible that unanticipated events both domestically and in foreign countries could disrupt either the Company’s operations or those of its customers.

Foreign Currency Translation

The functional currency of the Company is RMB. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared in RMB, are translated into the Company’s reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in the owners’ equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	8.06704	8.18197
Year ended December 31, 2006	7.79750	7.96369
Year ended December 31, 2007	7.29410	7.59474
9 Months ended September 30, 2008	6.83510	6.97496
9 Months ended September 30, 2007	7.49756	7.65462

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, value-added taxes, short-term and long-term bank loans, and loans payable to related parties. The carrying amounts of financial instruments other than long-term obligations approximate fair value due to their short maturities. Long-term obligations approximate fair value based upon rates currently available for similar instruments.

Recently Adopted Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Recently Adopted Accounting Pronouncements – (continued)

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company's financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

Recent Accounting Pronouncements

On December 4, 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, Non-controlling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report non-controlling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No.141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on our consolidated financial statements and footnote disclosures.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Recent Accounting Pronouncements – (continued)

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts – An interpretation of FASB Statement No. 60”. SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation. It also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities, and requires expanded disclosures about financial guarantee insurance contracts. It is effective for financial statements issued for fiscal years beginning after December 15, 2008, except for some disclosures about the insurance enterprise’s risk-management activities. SFAS No. 163 requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period beginning after issuance. Except for those disclosures, earlier application is not permitted. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Trade receivables	$18,213,473	$5,737,914	$9,419,029	$3,417,763	$1,400,590

There was no allowance for a bad debt provision for all periods as the Company has adopted the direct write-off method for bad debts. There was no bad debt provided for in all periods.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 4 – CONTRACTS RECEIVABLE

Contracts receivable consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Completed contracts, including retentions	$108,315	$98,744	$101,499	$94,946	$51,697

The Company started to provide construction services for Henan Siqi Technology Company in 2005 under separated contracts. The contracts receivables were from several completed projects. Since the Company still has ongoing projects with Henan Siqi Technology Company in 2008, there was no allowance provided for in all periods.

NOTE 5 – INVENTORY, NET

Inventory consists of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Raw materials	$391,094	$1,757,655	$5,488,794	$2,622,909	$728,088
Production costs	-	-	-	-	9,804
Finished goods	-	-	-	-	75,021
Supplies and other	-	-	-	-	967
Total	$391,094	$1,757,655	$5,488,794	$2,622,909	$813,880

The Company sold its production lines in 2006 and has operated as a retailer since then. There was no reserve for obsolete inventory for all the periods as the Company has purchased inventory based on customers’ orders.

The cost of any inventory item does not include any general and administrative cost or license fees.

NOTE 6 – SHORT-TERM DEMAND LOANS RECEIVABLE

Short-term interest-free loans receivable consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Short-term interest-free loans receivable	$7,944	$885,529	$769,855	$731,645	$589,574

Short-term interest-free loans were borrowed by the Company’s customers who were short of working capitals with terms less than six months in order to maintain customer relations, and were payable on demand. Since the customers usually have a long-time business relationship with the Company, the Company did not charge for any interests. The Company has not experienced any problems of collections.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Machinery and equipment	$89,231	$83,774	$83,616	$83,024	$536,278
Office equipment	32,363	45,024	48,775	41,846	41,846
Automobiles	101,561	62,045	95,173	97,034	97,034
Accumulated depreciation	(202,225)	(147,268)	(165,044)	(140,856)	(370,572)
Total	$20,930	$43,575	$62,520	$81,048	$304,586

The depreciation expenses are $43,546, $42,047, $25,531, $33,637, and $30,183 in the years ended 2007, 2006 and 2005, and in the nine months ended September 30, 2008 and 2007, respectively.

NOTE 8 – SHORT-TERM DEMAND LOANS PAYABLE

Since 2005, the Company had several outstanding short-term demand loans which were used primarily for general working capital purposes. These short-term unsecured loans were borrowed from long-term relationship customers bearing no interest. The balances of such short-term demand loans as of December 31, 2007, 2006, and 2005 and as of September 30, 2008 and 2007 were $1,590,203, $429,871, $554,850, $585,986, and $1,546,871, respectively. The imputed interests are assessed as an expense to the business operation and addition to the paid-in capital. The calculation is performed monthly by annual rate in the rage from 5.58 to7.30% with the reference to the one-year loan rate from The People’s Bank of China. The imputed interests as of December 31, 2007, 2006, and 2005 and as of September 30, 2008 and 2007 were $70,079, $19,905, $6,905, $49,005, and 43,804, respectively.

To expand the Company’s business, it borrowed one-year bank loans from Bank of Communication in 2006 and from Austria Central Cooperation Bank in 2007. These loans carried at an annual interest rate of 6.7275% for loans from Bank of Communication and 6.6975% for loans from Austria Central Cooperation Bank Beijing Branch. These loans were secured by insurance companies. The balances of such short-term demand loans as of December 31, 2007, 2006, and 2005 and as of September 30, 2008 and 2007 were $6,343,233, $384,750, $0, $3,330,807, and $4,595,574, respectively.

The outstanding loans are as follows:	September 30,		December 31,
Bank Loan:	2008	2007	2007	2006	2005
Bank of Communication	$-	$-	$-	$384,750	$-
Austria Central Cooperation Bank	3,330,807	4,595,574	6,343,233	-	-
Corporation Loan:
Henan Siqi Technology Company	43,891	40,013	41,129	179,545	309,903
ZZ Huashitong Company	340,199	728,055	1,209,923	-	-
Yancity Television Department	12,584	11,472	11,792	11,030	-
Shanghai Post-communication Equipment	131,673	120,039	123,387	115,422	111,565
Xinhao Electronic Company	-	-	144,473	-	-
Tonghua Tianma Company	57,639	361,622	54,012	-	-
Yunnan Qingzhong Company	-	186,838	-	-	-
ZZ Boqing Technology Company	-	93,364	-	89,772	-
Henan Yuantong Textile Company	-	-	-	-	37,188
ZZ Yulu Steel Company	-	-	-	-	24,792
Others	-	5,468	5,487	34,102	71,402
Total	$3,916,793	$6,142,445	$7,933,436	$814,621	$554,850

Interest expense incurred for the above short-term bank loans for the years ended December 31, 2007 and 2006 and for the nine months then ended September 30, 2008 and 2007 were $196,322, $11,616, $246,377, and $91,650, respectively.

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 9 – COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

	September 30,		December 31,
	2008	2007	2007	2006	2005
Billings on uncompleted contracts	$207,811	$102,700	$105,565	$34,626	$-
Costs incurred on uncompleted contracts	176,261	74,709	86,930	32,683	-
Billings in excess of costs on uncompleted contracts	$31,550	$27,991	$18,635	$1,943	$-

The Company had two uncompleted construction projects with Henan Siqi Technology Company. One started in 2006 and other one started in 2008. The Company has billed its client more than costs incurred on each projects.

NOTE 10 – STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

NOTE 11 – DUE FROM (TO) RELATED PARTIES

Transactions with related individuals

For the year then ended December 31, 2007 and 2006 and for the nine months then ended September 30, 2008 and 2007, the Company had an outstanding payable to Mr. Zhong, the President and CEO, totaling $0, $12,183, $0 and $26,798, respectively. The amount due to Mr. Zhong was incurred for the Company’s regularly business activities expenses that were amounts owed to him for reimbursements. These amounts are non-secured, no interest bearing, and are considered to be short-term with no fixed repayment date.

For the year then ended December 31, 2007 and 2006 and for the nine months then ended September 30, 2008 and 2007, the Company had an outstanding payable to Ms. Sen, the Executive Secretary to CEO and Cash Manager, totaling $0, $7,054, $0, and $7,336, respectively. The amount due to Ms. Sen was incurred for the Company’s regularly business activities expenses that were amounts owed to her for reimbursements. These amounts are non-secured, no interest bearing, and are considered to be short-term with no fixed repayment date.

For the year then ended December 31, 2007 and 2006 and for the nine months then ended September 30, 2008 and 2007, there were no outstanding balances to other related individuals. The compensation of related individuals recorded by the Company were summarized as following:
	September 30,		December 31,
	2008	2007	2007	2006
Zhong, Bo (Chairman & CEO)	$4,623	$2,599	$6,297	$2,703
Huang, Jenkang (Vice President)	3,317	2,809	4,630	2,948
Wu, Dexio (Warehousing, CEO's Spouse)	1,618	1,264	2,183	993
Li, Yuting (Executive Secretary to CEO)	3,006	2,822	4,050	1,738
Sen, Hui (Executive Secretary to CEO)	2,805	1,257	3,809	1,671
Wang, Weiping (VP, Operations)	3,131	2,421	4,637	1,925
Zhong, Lin (GM and CEO's Son)	3,384	-	4,576	2,022

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 11 – DUE FROM (TO) RELATED PARTIES (continued)

Transactions with related companies

For the year ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008 and 2007, the Company had an outstanding receivable from Shenyang Real Estate (ZZ) Co., Ltd, Mr. Zhong Bo holds 60% of the ownership, totaling $ 68,548, $384,750, $0 and $133,377, respectively. Due to its shortage of working capital, Shenyang Real Estate borrowed loans from the Company with non-interest bearing and no fixed repayment date.

For the year ended December 31, 2007 and for the nine months ended September 30, 2008 and 2007, the Company had an outstanding payable of $23,405, $19,885 and $22,770 to Henan Jingbuo Electronics Co., Ltd (“Jingbuo”), Mr. Zhong, Bo holds 98.84% of the ownership. The Company had an outstanding receivable of $473,929 from Jingbuo as of December 31, 2006.  The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

For the year ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008 and 2007, the Company had an outstanding receivable from Shenyang Cables (ZZ) Co., Ltd, Mr. Zhong, Lin holds 91.4% of the ownership, totaling $0, $265,478, $0 and $0, respectively. The demand loans were used primarily for general working capital purposes with non-interest bearing and no fixed repayment date.

Due to related parties and affiliated companies consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Henan Jingbuo Electronics Co., Ltd.
(Mr. Zhong, Bo owns 98.84%)	$19,885	$22,770	$23,405	$-	$-
Sen, Hui (shareholder)	-	7,336	-	7,054	20,251
Zhong, Bo (CEO)	-	26,798	-	12,183	-
Shenyang Electric Automobiles (ZZ) Co., Ltd.
(Ms. Li, Yuting owns 99.5%)	-	-	-	-	233,746
Zhong, Lin (CEO's son)	-	-	-	-	2,479
Total	$19,885	$56,904	$23,405	$19,237	$256,476

Due from related parties and affiliated companies consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Shenyang Real Estate (ZZ) Co., Ltd.
(Mr. Zhong, Bo owns 60%)	$-	$133,377	$68,548	$384,750	$-
Henan Jingbuo Electronics Co., Ltd.
(Mr. Zhong, Bo owns 98.84%)	-	-	-	473,929	520,336
Shenyang Cables (ZZ) Co., Ltd.
(Mr. Zhong, Lin owns 91.4%)	-	-	-	265,478	64,135
Jingang Investment (ZZ) Co., Ltd
(Mr. Zhong, Bo owns 40%)	7,315	-	-	-	-
Zhong, Bo (CEO)	-	-	-	-	192,514
Huang, Jenkang (shareholder)	-	-	-	-	1,690
Wu, Dexio (CEO's wife and shareholder)	-	-	-	-	1,690
Li, Yuting (shareholder)	-	-	-	-	1,023
Total	$7,315	$133,377	$68,548	$1,124,157	$781,388

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Office lease commitments

The Company has entered into two office lease agreements.  The Company’s commitments for minimum lease payments under these leases for the next five years and thereafter are as follows as follows:

For The year Ended December 31,
2008	$6,855
2009	6,855
2010	4,856
2011	-
2012	-
thereafter	-
$18,566

During 2007, an officer of the Company provided administrative office space valued at approximately $2,000.As the amount was not material,   no expense was recorded for this amount.

NOTE 13 – PROVISION FOR INCOME TAXES

The Company is registered in PRC and has no tax advantages granted by local government for corporate income taxes and sales taxes because it is a domestic corporation.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	September 30,		December 31,
	2008	2007	2007	2006	2005

PRC Corporate Income Tax	$2,176,662	$825,119	$1,231,046	$314,577	$92,055
Total	$2,176,662	$825,119	$1,231,046	$314,577	$92,055

A reconciliation between the income tax computed at the PRC statutory rate and the Company’s provision for income taxes for the years of 2006, 2007 and 2008 is as follows:

	2007	2006	2005

PRC corporate income tax rate	33%	33%	33%
Provision for income tax	33%	33%	33%

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 14 – SEGMENT INFORMATION

SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

The Company’s revenues, costs and gross profits were broken into the following categories:

Product Sales:	September 30,		December 31,
	2008	2007	2007	2006	2005
Sales revenues	$37,789,898	$15,610,549	$27,337,876	$5,547,875	$1,825,251
Cost of sales	33,431,881	12,638,629	23,005,696	4,462,387	1,443,544
Gross Profit	$4,358,017	$2,971,920	$4,332,180	$1,085,488	$381,707
Gross Margin	11.53%	19.04%	15.85%	19.57%	20.91%

Technical Support Revenues:	September 30,		December 31,
	2008	2007	2007	2006	2005
Services revenues	$609,602	$-	$-	$5,503	$33,491
Service cost	33,528	-	-	-	6,398
Gross Profit	$576,074	$-	$-	$5,503	$27,093
Gross Margin	94.50%	-	-	100.00%	80.90%

Construction Revenues:	September 30,		December 31,
	2008	2007	2007	2006	2005
Construction revenues	$-	$-	$-	$96,868	$270,180
Construction costs	-	-	-	15,284	50,869
Gross Profit	$-	$-	$-	$81,584	$219,311
Gross Margin	-	-	-	84.22%	81.17%

Warranty Revenues:	September 30,		December 31,
	2008	2007	2007	2006	2005
Warranty revenues	$2,817,005	$-	$574,740	$-	$-
Warranty costs	97,720	-	63,495	-	-
Gross Profit	$2,719,285	$-	$511,245	$-	$-
Gross Margin	96.53%	-	88.95%	-	-

Total revenues:	September 30,		December 31,
	2008	2007	2007	2006	2005
Total revenues	$41,216,505	$15,610,549	$27,912,616	$5,650,246	$2,128,922
Total costs	33,563,129	12,638,629	23,069,191	4,477,671	1,500,811
Total Gross Profit	$7,653,376	$2,971,920	$4,843,425	$1,172,575	$628,111
Total Gross Margin	18.57%	19.04%	17.35%	20.75%	29.50%

Zhengzhou Shenyang Technology Company Limited
Notes to Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

NOTE 15 – OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

(c)           Pro Forma Financial Information.

On December 11, 2008, SRKP 18 entered into a share exchange agreement, as amended on January 9, 2009 (the “Exchange Agreement”), with World Orient and the shareholders of World Orient.  Pursuant to the Exchange Agreement, SRKP 18 agreed to issue an aggregate of 1,985,000 shares of its common stock to the shareholders of World Orient and/or his designees in exchange for all of the issued and outstanding shares of World Orient (the “Share Exchange”).  The Share Exchange closed on January 9, 2009.  SRKP 18 issued no fractional shares in connection with the Share Exchange.

Immediately after the closing of the Share Exchange but prior to the Private Placement, the Company had outstanding 9,081,390 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 7,096,390 shares of common stock at an exercise price of $0.0001 per share.

On January 9, 2009, concurrently with the close of the Share Exchange, the Company conducted an initial closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, the Company sold an aggregate of 1,097,500 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) at $1.60 per share, for gross proceeds of approximately $1,756,000; up to $5 million of Series A Preferred Stock is being offered in the Private Placement.  In connection with the initial closing of the Private Placement, the Company issued a promissory note in the principal amount of $170,000, bearing no interest, to the placement agent (the “Note”). The principal shall be due and payable by the Company on or before the earlier of (a) thirty (30) days from the date of issuance of this Note or (b) upon the receipt by the Company of at least $4 million in the Private Placement.

The unaudited pro forma balance sheets below at December 31, 2007 and at September 30, 2008 and statements of operations for year ended December 31, 2007 and nine months ended September 30,2008, assume that the Share Exchange and the Private Placement occurred at the beginning of the period presented. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The pro forma financial results are presented for informational purposes only and are not intended to be indicative of either future results of the Company’s operations or results that might have been achieved had the transactions actually occurred since the beginning of each reporting period.

ZST Digital Networks, Inc.
Pro Forma Balance Sheets
(In US Dollars)

	September 30,2008
	ZST Digital Networks, Inc (formerly SRKP 18, Inc.)	World Asia Universal Limited	Global Asia Universal Limited	EverFair Technologies, Ltd.	Zhengzhou Shenyang Technology Company Limited	Adjustment	Consolidated

Assets
Current Assets
Cash and cash equivalents	$23,625	$-	$-	$1,204	$846,864	$1,770,902	$2,642,595
Trade receivables, net	-	-	-	-	18,213,473	-	18,213,473
Contract receivable	-	-	-	-	108,315	-	108,315
Short-term demand loans receivable	-	-	-	-	7,944	-	7,944
Inventories, net	-	-	-	-	391,094	-	391,094
Taxes recoverable	-	-	-	-	74,508	-	74,508
Prepaid expenses and other receivables	-	-	-	-	154,528	-	154,528
Deferred acquisition costs	75,000	-	-	-	-	-	75,000
Total current assets	98,625	-	-	1,204	19,796,726	1,770,902	21,667,457
Property and Equipments, Net	-	-	-	-	20,930	-	20,930
Total Assets	$98,625	$-	$-	$1,204	$19,817,656	$1,770,902	$21,688,387

Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable - trade	$-	$-	$-	$-	$7,425,614	$1,041,131	$8,466,745
Customer deposit	-	-	-	-	1,463	-	1,463
Billings in excess of costs on uncompleted projects	-	-	-	-	31,550	-	31,550
Accrued liabilities and other payable	-	-	-	-	269,128	(200,000)	69,128
Various taxes payable	-	-	-	-	15,678	-	15,678
Short-term demand loans payable	-	-	-	-	3,916,793	-	3,916,793
Employee security deposit payable	-	-	-	-	18,954	-	18,954
Unearned warranty revenues	-	-	-	-	660,195	-	660,195
Wages payable	-	-	-	-	50,910	-	50,910
Corporate tax payable	-	-	-	-	576,342	-	576,342
Notes payable	-	-	-	-	-	170,000	170,000
Due to stockholders	147,500	-	-	-	-	(50,000)	97,500
Total current liabilities	147,500	-	-	-	12,966,627	961,131	14,075,258
Due to Related Parties	0	-	-	-	-	0	0
Due to Affiliated Company	0	-	-	-	19,885	0	19,885
Total liabilities	147,500	-	-	-	12,986,512	961,131	14,095,143

Shareholders' Equity

Common stock(9,081,390 shares issued and outstanding, 0.0001 par value)	710	-	-	-	-	198	908
Preferred stock(1,097,500 shares issued and outstanding, at par value of 0.0001)	-	-	-	-	-	100	100
Authorized capital	-	-	-	1,286	1,321,556	(1,322,842)	-
Additional paid-in capital	6,790	-	-	-	145,894	2,146,315	2,298,999
Accumulated other comprehensive income	-	-	-	(1)	525,664	-	525,663
Retained earnings (restricted)	-	-	-	-	575,010	-	575,010
Retained earnings (unrestricted)	(56,375)	-	-	(81)	4,270,335	(14,000)	4,199,879
Due from Related Parties	-	-	-	-	(7,315)	-	(7,315)
Total Shareholders' Equity	(48,875)	-	-	1,204	6,831,144	809,771	7,593,244
Total Liabilities & Shareholders' Equity	$98,625	$-	$-	$1,204	$19,817,656	$1,770,902	$21,688,387

ZST Digital Networks, Inc.
Fro Forma Statements of Operations
(In US Dollars)

	September 30, 2008
	ZST Digital Networks, Inc (formerly SRKP 18, Inc.)	World Asia Universal Limited	Global Asia Universal Limited	EverFair Technologies, Ltd.	Zhengzhou Shenyang Technology Company Limited	Adjustment	Consolidated

Revenue
Sales	$-	$-	$-	$-	$41,216,505	$-	$41,216,505
Cost of Goods Sold	-	-	-	-	(33,563,129)	-	(33,563,129)
Gross Profit	-	-	-	-	7,653,376	-	7,653,376

General and administrative
Selling Expenses	-	-	-	-	107,235	-	107,235
Depreciation	-	-	-	-	33,637	-	33,637
Others General and administrative	2,273	-	-	-	620,159	14,000	636,432
Total General and administravive	2,273	-	-	-	761,031	14,000	777,304
Income from operations	(2,273)	-	-	-	6,892,345	(14,000)	6,876,072

Other income (expenses)
Interest income	-	-	-	1	-	-	1
Interest expense	-	-	-	-	(246,377)	-	(246,377)
Imputed interest	-	-	-	-	(49,005)	-	(49,005)
Bank charges	-	-	-	(82)	-	-	(82)
Sundry income (expense), net	-	-	-	-	(1,018)	-	(1,018)
Total other income (expenses)	-	-	-	(81)	(296,401)	-	(296,482)

Income before income taxes	(2,273)	-	-	(81)	6,595,944	(14,000)	6,579,590
Income taxes				-	(2,176,662)		(2,176,662)

Net Income	$(2,273)	$-	$-	$(81)	$4,419,283	$(14,000)	$4,402,929

ZST Digital Networks, Inc.
Pro Forma Balance Sheets
(In US Dollars)

	December 31, 2007
	ZST Digital Networks, Inc (formerly SRKP 18, Inc.)	World Asia Universal Limited	Global Asia Universal Limited	EverFair Technologies, Ltd.	Zhengzhou Shenyang Technology Company Limited	Adjustment	Consolidated

Assets
Current Assets
Cash and cash equivalents	$776	$-	$-	$-	$1,125,804	$1,770,902	$2,897,482
Trade receivables, net	-	-	-	-	9,419,029	-	9,419,029
Contract receivable	-	-	-	-	101,499	-	101,499
Short-term demand loans receivable	-	-	-	-	769,855	-	769,855
Inventories, net	-	-	-	-	5,488,794	-	5,488,794
Taxes recoverable	-	-	-	-	129,567	-	129,567
Prepaid expenses and other receivables	-	-	-	-	12,930	-	12,930
Total current assets	776	-	-	-	17,047,478	1,770,902	18,819,156
Property and Equipments, Net	-	-	-	-	62,520	-	62,520
Total Assets	$776	$-	$-	$-	$17,109,998	$1,770,902	$18,881,676

Liabilities & Shareholders' Equity
Current Liabilities
Accounts payable - trade	$-	$-	$-	$-	$3,026,572	$1,041,131	$4,067,703
Customer deposit	-	-	-	-	36,854	-	36,854
Billings in excess of costs on uncompleted projects	-	-	-	-	18,635	-	18,635
Accrued liabilities and other payable	-	-	-	-	222,440	(200,000)	22,440
Various taxes payable	-	-	-	-	165,947	-	165,947
Short-term demand loans payable	-	-	-	-	7,933,436	-	7,933,436
Employee security deposit payable	-	-	-	-	12,281	-	12,281
Unearned warranty revenues	-	-	-	-	837,800	-	837,800
Wages payable	-	-	-	-	23,890	-	23,890
Divident payable	-	-	-	-	2,624,266	-	2,624,266
Notes payable	-	-	-	-	-	170,000	170,000
Due to stockholders	32,500	-	-	-	-	(50,000)	(17,500)
Total current liabilities	32,500	-	-	-	14,902,121	961,131	15,895,752
Due to Related Parties	-	-	-	-	0	0	0
Due to Affiliated Company	-	-	-	-	23,405	0	23,405
Total liabilities	32,500	-	-	-	14,925,526	961,131	15,919,157

Shareholders' Equity

Common stock(9,081,390 shares issued and outstanding, 0.0001 par value)	710	-	-	-	-	198	908
Preferred stock(1,097,500 shares issued and outstanding, at par value of 0.0001)	-	-	-	-	-	100	100
Authorized capital	-	-	-	1,286	1,321,556	(1,322,842)	-
Additional paid-in capital	6,790	-	-	-	96,889	2,146,315	2,249,994
Accumulated other comprehensive income	-	-	-	-	408,513	-	408,513
Retained earnings (restricted)	-	-	-	-	575,010	-	575,010
Retained earnings (unrestricted)	(39,224)	-	-	(1,286)	(148,948)	(14,000)	(203,458)
Subscription receivable	-	-	-	-	-	-	-
Due from Related Parties	-	-	-	-	(68,548)	-	(68,548)
Total Shareholders' Equity	(31,724)	-	-	-	2,184,472	809,771	2,962,519
Total Liabilities & Shareholders' Equity	$776	$-	$-	$-	$17,109,998	$1,770,902	$18,881,676

 ZST Digital Networks, Inc.
Fro Forma Statements of Operations
 (In US Dollars)

	December 31, 2007
	ZST Digital Networks, Inc (formerly SRKP 18, Inc.)	World Asia Universal Limited	Global Asia Universal Limited	EverFair Technologies, Ltd.	Zhengzhou Shenyang Technology Company Limited	Adjustment	Consolidated

Revenue
Sales	$-	$-	$-	$-	$27,912,616	$-	27,912,616
Cost of Goods Sold	-	-	-	-	(23,069,191)	-	(23,069,191)
Gross Profit	-	-	-	-	4,843,425	-	4,843,425

General and administrative
Selling Expenses	-	-	-	-	2,587	-	2,587
Depreciation	-	-	-	-	43,546	-	43,546
Others General and administrative	39,224	-	-	-	715,066	14,000	768,290
Research and development	-	-	-	-	88,864	-	88,864
	-	-	-	-	-	-	-
Total General and administrative	39,224	-	-	-	850,063	14,000	903,287
Income from operations	(39,224)	-	-	-	3,993,362	(14,000)	3,940,138

Other income (expenses)
Gain (loss) on disposal of assets	-	-	-	-	(319)	-	(319)
Interest income	-	-	-	-	3,489	-	3,489
Interest expense	-	-	-	-	(196,322)	-	(196,322)
Imputed interest	-	-	-	-	(70,079)	-	(70,079)
Bank charges	-	-	-	-	-	-	-
Sundry income (expense), net	-	-	-	-	310	-	310
Total other income (expenses)	-	-	-	-	(262,921)	-	(262,921)

Income before income taxes	(39,224)	-	-	-	3,730,441	(14,000)	3,677,217
Income taxes				-	(1,231,046)		(1,231,046)

Net Income	$(39,224)	$-	$-	$-	$2,499,395	$(14,000)	$2,446,171

(d) Exhibits.

Exhibit No.	Exhibit Description

2.1	Equity Purchase Agreement dated October 10, 2008 by and among Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui, Li Yuting and Everfair Technologies, Ltd. (translated to English).

2.2	Share Exchange Agreement dated December 11, 2008 by and among the Registrant, World Orient Universal Limited and all of the shareholders of World Orient Universal Limited.

2.3	Amendment No. 1 to Share Exchange Agreement dated January 9, 2009 by and among the Registrant, World Orient Universal Limited and all of the shareholders of World Orient Universal Limited.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52934) filed with the Securities and Exchange Commission on November 26, 2007).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52934) filed with the Securities and Exchange Commission on November 26, 2007).

3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on January 5, 2009.

3.4	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on January 9, 2009.

10.1	Form of Subscription Agreement.

10.2	Registration Rights Agreement dated January 9, 2009 by and between the Registrant and the Shareholders.

10.3	Share and Warrant Cancellation Agreement dated January 9, 2009 by and between the Registrant and the Shareholders.

10.4	Promissory Note dated January 9, 2009 by and between SRKP 18, Inc. and WestPark Capital, Inc.

10.5	Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).

10.6	Patent License Agreement dated January 9, 2009 by and between Zhengzhou Shenyang Technology Company Limited and Zhong Bo (translated to English).

10.7	House Lease Agreement dated August 29, 2007 by and between Zhengzhou Green City Advertisement Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English).

10.8	Accounts Receivable Financing Agreement dated January 4, 2008, as amended, by and between Zhengzhou Shenyang Technology Company Limited and Raiffeisen Zentralbank Oesterreich AG Beijing Branch (translated to English).

10.9	Receivable Pledge Agreement dated January 4, 2008 by and between Zhengzhou Shenyang Technology Company Limited and Austria Central Cooperation Bank Beijing Branch (translated to English).

21.1	List of Subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZST Digital Networks, Inc.

Dated: January 15, 2009		/s/ Zhong Bo
	By:	Zhong Bo
	Its:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Equity Purchase Agreement dated October 10, 2008 by and among Zhong Bo, Wu Dexiu, Huang Jiankang, Sun Hui, Li Yuting and Everfair Technologies, Ltd. (translated to English).

2.2	Share Exchange Agreement dated December 11, 2008 by and among the Registrant, World Orient Universal Limited and all of the shareholders of World Orient Universal Limited.

2.3	Amendment No. 1 to Share Exchange Agreement dated January 9, 2009 by and among the Registrant, World Orient Universal Limited and all of the shareholders of World Orient Universal Limited.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52934) filed with the Securities and Exchange Commission on November 26, 2007).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52934) filed with the Securities and Exchange Commission on November 26, 2007).

3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Office of Secretary of State of Delaware on January 5, 2009.

3.4	Certificate of Ownership and Merger effecting name change filed with the Office of Secretary of State of Delaware on January 9, 2009.

10.1	Form of Subscription Agreement.

10.2	Registration Rights Agreement dated January 9, 2009 by and between the Registrant and the Shareholders.

10.3	Share and Warrant Cancellation Agreement dated January 9, 2009 by and between the Registrant and the Shareholders.

10.4	Promissory Note dated January 9, 2009 by and between SRKP 18, Inc. and WestPark Capital, Inc.

10.5	Form of 2008 Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English).

10.6	Patent License Agreement dated January 9, 2009 by and between Zhengzhou Shenyang Technology Company Limited and Zhong Bo (translated to English).

10.7	House Lease Agreement dated August 29, 2007 by and between Zhengzhou Green City Advertisement Co., Ltd. and Zhengzhou Shenyang Technology Company Limited (translated to English).

10.8	Accounts Receivable Financing Agreement dated January 4, 2008, as amended, by and between Zhengzhou Shenyang Technology Company Limited and Raiffeisen Zentralbank Oesterreich AG Beijing Branch (translated to English).

10.9	Receivable Pledge Agreement dated January 4, 2008 by and between Zhengzhou Shenyang Technology Company Limited and Austria Central Cooperation Bank Beijing Branch (translated to English).

21.1	List of Subsidiaries.